UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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EXTREME NETWORKS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Extreme Networks, Inc.

3585 Monroe Street

Santa Clara, California 95051

(408) 579-2800

                    , 2009

Dear Stockholder:

You are cordially invited to attend our 2009 Annual Meeting of Stockholders to be held on Wednesday, December 23, 2009 at 2 p.m. Pacific Time at the Executive Briefing Center at our headquarters located at 3585 Monroe Street, Santa Clara, California 95051.

At this meeting, you are being requested to:

•	Elect three Class II members of the Board of Directors for a three-year term,

•	Ratify the appointment of our independent auditors for our fiscal year ending June 27, 2010,

•

Approve a voluntary program (the “Exchange Program”) that will permit eligible employees to exchange certain outstanding stock options that are “underwater” for a lesser number of shares of restricted stock units to be granted under the Extreme Networks 2005 Equity Incentive Plan (the “2005 Plan”), and with respect to stock options that are more substantially underwater, a cash payment,

•	Approve an amendment to the 2005 Plan to increase the shares of common stock reserved for issuance under the 2005 Plan by 4 million shares from 23 million shares to 27 million shares, and

•	Transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Our Board of Directors recommends that you vote in favor of these proposals. Please refer to the Notice of Annual Meeting of Stockholders and Proxy Statement for further information on each of these proposals.

It is important that you use this opportunity to take part in the affairs of Extreme Networks by voting on the business to come before this meeting. After reading the Proxy Statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to ensure that your shares will be represented. We also provide our stockholders the opportunity to receive stockholder communications electronically. If you elected for electronic delivery of the Proxy Statement and Annual Report on Form 10-K for fiscal year 2009 you will not be receiving a proxy card and must vote electronically. For more information, see “Electronic Delivery of Stockholder Communications” in the Proxy Statement. Our Annual Report on Form 10-K for the fiscal year ended June 28, 2009 is also enclosed.

If you have any further questions concerning the annual meeting or either of the proposals, please contact our proxy solicitor, MacKenzie Partners, Inc., toll free at (800) 322-2885 or our investor relations department at (408) 579-3030. We look forward to your attendance at the annual meeting.

Yours Very Truly,

Bob L. Corey Acting President and Chief Executive Officer Senior Vice President, Finance and Chief Financial Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

December 23, 2009

TO THE STOCKHOLDERS:

Notice is hereby given that the Annual Meeting of Stockholders of Extreme Networks, Inc., a Delaware corporation, will be held on Wednesday, December 23, 2009 at 2 p.m. Pacific Time at the Executive Briefing Center at our headquarters located at 3585 Monroe Street, Santa Clara, California 95051, in order to:

1.	Elect three Class II directors to hold office for a three-year term and until their successors are elected and qualified or until their earlier resignation or removal,

2.	Ratify the appointment of Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending June 27, 2010,

3.	Approve a voluntary program (the “Exchange Program”) that will permit eligible employees to exchange certain outstanding stock options that are “underwater” for a lesser number of shares of restricted stock units to be granted under the Extreme Networks 2005 Equity Incentive Plan (the “2005 Plan”), and with respect to stock options that are more substantially underwater, a cash payment,

4.	Approve an amendment to the 2005 Plan to increase the shares of common stock reserved for issuance under the 2005 Plan by 4 million shares from 23 million shares to 27 million shares, and

5.	Transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Stockholders of record at the close of business on                     , 2009 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of stockholders entitled to attend and vote at the meeting will be available for review by any stockholder during normal business hours at our headquarters located at 3585 Monroe Street, Santa Clara, California 95051.

BY ORDER OF THE BOARD OF DIRECTORS,

Diane C. Honda Vice President, General Counsel and Secretary

Santa Clara, California

                    , 2009

IMPORTANT: To assure your representation at the meeting, please complete, sign, date and return the enclosed proxy card in the enclosed envelope or follow the instructions on the enclosed proxy card to vote by telephone or via the Internet. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

TO THE PROXY STATEMENT

i

ii

EXTREME NETWORKS, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

Our Board of Directors is requesting that you permit your common stock to be represented at the Annual Meeting of Stockholders of Extreme Networks, to be held on Wednesday, December 23, 2009 (the “2009 Annual Meeting”), or any postponement or adjournment thereof, by the proxies named on the enclosed proxy card for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully. Voting materials, which include the Proxy Statement, the Annual Report on Form 10-K for the fiscal year ended June 28, 2009, and the accompanying proxy card, will be first mailed on or about                     , 2009 to all stockholders entitled to vote at the annual meeting, and, on or about the same date, electronic versions of these documents will be sent via email to stockholders who have registered for electronic delivery.

In this Proxy Statement, Extreme Networks may also be referred to as “we,” “our,” or “us.”

Who May Vote

You may vote your shares of Extreme Networks’ common stock if our records show that you owned your shares on                     , 2009. At the close of business on that date,                     shares of Extreme Networks’ common stock were outstanding and eligible to vote. You are entitled to one vote for each share you hold.

Voting Your Proxy

All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal.

To assure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person. Instructions for voting by telephone, by using the Internet or by mail are on your proxy card. When you vote via the Internet or by phone, your vote is recorded immediately. We encourage our stockholders to vote using these methods whenever possible. If you attend the annual meeting, you may also submit your vote in person, and any previous votes that you submitted, whether by Internet, phone or mail, will be superseded by the vote that you cast at the annual meeting. A stockholder who has given a proxy may revoke it at any time before it is exercised by (i) filing with the Investor Relations department of Extreme Networks or MacKenzie Partners a written revocation or a duly executed proxy bearing a later date, or (ii) by voting in person at the annual meeting.

For those stockholders who are voting by Internet and received notification by mail, follow these steps:

1.	Log on to www.proxyvote.com. To access an electronic ballot, enter the twelve-digit number contained in the proxy card or voting instruction form accompanying the Proxy Statement.

2.	Complete the electronic ballot and submit your voting instructions.

3.	Provide your email address if you want confirmation of your voting instructions.

Or, for those stockholders who are voting by Internet and received notification by email, follow these steps:

1.	Log on to www.proxyvote.com. To access an electronic ballot, enter the twelve-digit number contained in your email message and the personal identification number (PIN) you used when you enrolled for electronic delivery.

2.	The ballot displayed contains Internet links to the applicable materials; read them carefully.

3.	Complete the electronic ballot and submit your voting instructions.

For those stockholders who are voting by telephone, follow these steps:

1.	Dial 1-800-690-6903 using a touch-tone telephone.

2.	You will be prompted to enter the twelve-digit number contained in the proxy card or voting instruction form accompanying the Proxy Statement.

3.	Follow the instructions the vote voice provides you to submit your voting instructions.

Whether you hold shares in your name or through a broker, bank or other nominee, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held through a broker, bank or other nominee, by submitting voting instructions to that nominee. For shares held through a broker, bank or other nominee, follow the voting instructions set forth above. If you provide specific voting instructions, your shares will be voted as you have instructed. If you hold shares in your name and sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors. All shares represented by valid proxies received before the meeting will be voted.

Votes Needed to Hold the Meeting

The annual meeting will be held if a majority of the Extreme Networks’ outstanding shares of common stock entitled to vote, whether present in person or represented by proxy, is represented at the meeting. This is called a “quorum.” Your shares will be counted for purposes of determining if there is a quorum if you either are present and vote in person at the meeting, or have properly submitted a proxy card or voted by telephone or by using the Internet, even if you wish to abstain from voting on some or all matters introduced at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that item and has not received instructions from the beneficial owner.

Matters to Be Voted On at the Meeting

The following proposals will be presented for your consideration at the annual meeting in order to:

1.	Elect three Class II directors to hold office for a three-year term and until their successors are elected and qualified or until their earlier resignation or removal,

2.	Ratify the appointment of Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending June 27, 2010,

3.	Approve a voluntary program (the “Exchange Program”) that will permit eligible employees to exchange certain outstanding stock options that are “underwater” for a lesser number of shares of restricted stock units to be granted under the Extreme Networks 2005 Equity Incentive Plan (the “2005 Plan”), and with respect to stock options that are more substantially underwater, a cash payment, and

4.	Approve an amendment to the 2005 Plan to increase the shares of common stock reserved for issuance under the 2005 Plan by 4 million shares from 23 million shares to 27 million shares.

You will also be asked to transact such other business as may properly come before the meeting.

Cost of This Proxy Solicitation

We will pay the costs of the solicitation. We may request banks and brokers and other custodians, nominees and fiduciaries to solicit their customers who own our common stock and will reimburse them for reasonable out-of-pocket expenses. Our employees, directors, officers and others may solicit proxies on our behalf, personally or by telephone, without additional compensation. We are soliciting proxies electronically through the Internet from stockholders who previously registered to receive proxy materials electronically through the Internet. In addition, we have engaged MacKenzie Partners, Inc. of New York City to assist in the soliciting of proxies for a fee of approximately $12,500 plus reasonable out-of-pocket expenses.

Attending the Meeting

Stockholders may attend our annual meeting in person. The annual meeting will be held at 2 p.m. Pacific Time on Wednesday, December 23, 2009 at the Executive Briefing Center at our headquarters located at 3585 Monroe Street, Santa Clara, California 95051.

You may vote shares held directly in your name in person at the meeting. If you choose to attend the meeting, please bring the enclosed proxy card or proof of identification for entrance to the meeting. If you want to vote shares that you hold in street name at the meeting, you must request a legal proxy from your broker, bank or other nominee that holds your shares.

Changing Your Vote

You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by signing a new proxy card with a later date, voting on a later date by telephone or by using the Internet (only your latest telephone or Internet proxy is counted), or by attending the meeting and voting in person. However, your attendance at the meeting will not automatically revoke your proxy; you must specifically revoke your proxy. See “Voting Your Proxy” above for further instructions.

Our Voting Recommendations

Our Board of Directors recommends that you vote:

•	“FOR” the election of three Class II directors to hold office for a three-year term and until their successors are elected and qualified or until their earlier resignation or removal,

•	“FOR” ratification of the appointment of Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending June 27, 2010,

•

“FOR” approving a voluntary program (the “Exchange Program”) that will permit eligible employees to exchange certain outstanding stock options that are “underwater” for a lesser number of shares of restricted stock units to be granted under the Extreme Networks 2005 Equity Incentive Plan (the “2005 Plan”), and with respect to stock options that are more substantially underwater, a cash payment, and

•	“FOR” an amendment to the 2005 Plan to increase the shares of common stock reserved for issuance under the 2005 Plan by 4 million shares from 23 million shares to 27 million shares.

Voting Results

The preliminary voting results will be announced at the meeting. The final voting results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal year 2010.

Electronic Delivery of Stockholder Communications

This year we are pleased to again offer our stockholders the opportunity to receive stockholder communications electronically. By signing up for electronic delivery, you can receive the Annual Report on

Form 10-K, and the Proxy Statement via email notification as soon as these are available. You may also submit your stockholder votes online. This will help to reduce the number of paper documents in your personal files, eliminate duplicate mailings, conserve natural resources, and save on our printing and mailing costs. To sign up for electronic delivery, visit http://investor.extremenetworks.com/ and enter information for all of your Extreme Networks’ stockholdings. Your enrollment will be effective until canceled. You may access the Notice of Annual Meeting of Stockholders, the Proxy Statement and the Annual Report on Form 10-K on the Internet at http://investor.extremenetworks.com/. If you have questions about electronic delivery, please call our Investor Relations department at (408) 579-3030.

To reduce the expense of delivering duplicate voting materials to our stockholders who may have more than one Extreme Networks’ stock account, unless otherwise requested, pursuant to current householding rules, we will deliver only one set of voting materials, which includes the Proxy Statement, proxy card and Annual Report to Stockholders on Form 10-K, to stockholders who share the same address.

How To Obtain A Separate Set of Voting Materials

If you share an address with another stockholder and have received only one set of voting materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate voting materials, or request that we send only one set of voting materials to you if you are receiving multiple copies, by calling our proxy solicitor, MacKenzie Partners, Inc., toll free at (800) 322-2885 or our Investor Relations department at: (408) 579-3030. You may also write us at: Extreme Networks, Inc., 3585 Monroe Street, Santa Clara, CA 95051, Attn: Investor Relations.

PROPOSAL ONE:

ELECTION OF DIRECTORS

We have a classified Board of Directors consisting of two Class I directors, three Class II directors and two Class III directors. The current term of the Class II directors will expire on the date of the upcoming 2009 annual meeting.

At the recommendation of the Board of Directors’ Nominating and Corporate Governance Committee, the Board of Directors’ nominees for election at the 2009 Annual Meeting as Class II directors are John H. Kispert, Edward B. Meyercord, III and Harry Silverglide. Messrs. Kispert, Meyercord and Silverglide are each current members our Board of Directors.

Please see below for information concerning each nominee. If elected, Messrs. Kispert, Meyercord and Silverglide will serve as directors until the annual meeting of stockholders in 2012 and until their successors are elected and qualified or until their earlier resignation or removal.

If any of Messrs. Kispert, Meyercord or Silverglide decline to serve or become unavailable for any reason, or if a vacancy otherwise occurs before the election, although management knows of no reason that this will occur, the proxies may be voted for a substitute nominee as the Nominating and Corporate Governance Committee or the Board of Directors may designate.

Vote Required and Board of Directors Recommendation

The persons receiving the highest number of votes represented by outstanding shares of common stock present or represented by proxy and entitled to vote at the annual meeting of stockholders will be elected. Votes for and against, abstentions and broker non-votes will be counted as present in determining if a quorum is present; however, abstentions and broker non-votes will have no effect on the outcome of the election.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS

The following table provides information concerning the age, tenure on our board of directors (also referred to as the “Board”) and class of our directors and nominees.

Name	Age	Director Since	Class
Gordon L. Stitt, Chairman of the Board of Directors	53	1996	I
Kenneth Levy, Director	66	2001	I
John H. Kispert, Director	46	2009	II
Edward B. Meyercord, III, Director	44	2009	II
Harry Silverglide, Director	63	2004	II
Charles Carinalli, Director	61	1996	III
John C. Shoemaker, Director	66	2007	III

Directors in Class I are serving a term expiring at the 2011 annual meeting of stockholders. Directors in Class II are serving a term expiring at the 2009 annual meeting of stockholders. Directors in Class III are serving a term expiring at the 2010 annual meeting of stockholders. There are no family relationships among any of our directors or executive officers.

Following are profiles for our directors.

Class II Directors Serving a Term Expiring, and Nominated for Re-Election, at the 2009 Annual Meeting

John H. Kispert.    Mr. Kispert has served as one of our directors since May 2009. In February 2009, Mr. Kispert was hired to serve as President and Chief Executive Officer of Spansion, Inc., a publicly-traded manufacturer of flash memory products, to oversee that company’s reorganization of its business. Beginning in 1995 and continuing through February 2009, Mr. Kispert held various executive management positions at KLA-Tencor Corporation, including President and Chief Operation Officer, Executive Vice President and Chief Financial Officer and Vice President, Finance and Accounting. Previously, Mr. Kispert served in a number of positions with the IBM Corporation. Mr. Kispert received his bachelor’s degree in Political Science from Grinnell College and his MBA from the University of California, Los Angeles.

Edward B. Meyercord, III    has served as one of our directors since October 2009. Mr. Meyercord is currently the President and Managing Partner of Council Rock Advisors LLC, a private company that provides advisory, capital raising and management consulting services. From December 2006 until January 2009, Mr. Meyercord served as Chief Executive Officer, President and a member of the board of directors of Cavalier Telephone & TV, a privately held voice and data services provider based in Richmond, Virginia. From January 2004, until its sale to Cavalier Telephone & TV in December 2006, Mr. Meyercord served as Chief Executive Officer, President and a member of the board of directors of Talk America, Inc., a publicly traded company that provided phone and internet services to consumers and small businesses. He served as President and a director of Talk America from 2001 until 2003 and as its Chief Financial Officer and Chief Operating Officer from 2000 until 2001. Mr. Meyercord joined Talk America in September of 1996 as the Executive Vice President, Marketing and Corporate Development. Prior to joining Talk America, Mr. Meyercord was a Vice President in the Global Telecommunications Corporate Finance Group at Salomon Brothers, Inc., based in New York. Prior to Salomon Brothers, Mr. Meyercord worked in the corporate finance department at PaineWebber Incorporated. Mr. Meyercord received his bachelor’s degree in Economics from Trinity College in Hartford, CT and his MBA from New York University.

Harry Silverglide.    Mr. Silverglide has served as one of our directors since June 2004. From January 1997 to July 2002, Mr. Silverglide served as our Vice President of Sales. From May 1995 to January 1997, he served as Vice President of Western Region Sales for Bay Networks. From July 1994 to May 1995, he served as Vice President of Sales for Centillion Networks, a provider of LAN switching products which was acquired by Bay Networks in 1995.

Class III Directors Serving a Term Expiring at the 2010 Annual Meeting

Charles Carinalli. Mr. Carinalli has served as one of our directors since October 1996 and is currently a Principal of Carinalli Ventures. From 1999 to May 2002, Mr. Carinalli was Chief Executive Officer and a director of Adaptive Silicon, Inc., a developer of semiconductors. From November 2000 to November 2001, Mr. Carinalli served as Chairman of Clearwater Communications, Inc., a privately held telecommunications company. From December 1996 to July 1999, Mr. Carinalli served as President, Chief Executive Officer and a director of Wavespan, Inc., a developer of wireless broadband access systems that was acquired by Proxim, Inc. From 1970 to 1996, Mr. Carinalli served in various positions for National Semiconductor, Inc., a publicly traded company developing analog-based semiconductor products, most recently as Senior Vice President and Chief Technical Officer. Mr. Carinalli also serves on the boards of directors of Fairchild Semiconductor, a semiconductor company and Atmel Corporation, a semiconductor company. Mr. Carinalli holds a Bachelors of Science in Electrical Engineering from the University of California, Berkeley and a Masters of Science in Electrical Engineering from Santa Clara University.

John C. Shoemaker. Mr. Shoemaker has served as one of our directors since October 2007. From 1990 to June 2004, Mr. Shoemaker held various executive management positions at Sun Microsystems, Inc., including as Executive Vice President, Worldwide Operations Organizations, and Executive Vice President and General

Manager for its Computer Systems Division. Previously, Mr. Shoemaker served in a number of senior executive positions with the Xerox Corporation, a provider of document management technology and services. Mr. Shoemaker is a director of Altera Inc., a provider of programmable logic solutions, and chairs the board of directors of SonicWALL, Inc., a network security and remote access software firm. Mr. Shoemaker holds a Bachelor of Arts degree from Hanover College and a Masters in Business Administration from Indiana University.

Class I Directors Serving a Term Expiring at the 2011 Annual Meeting

Gordon L. Stitt. Mr. Stitt has served as the Chairman of our Board of Directors since October 2006 and as a member of our Board of Directors since our inception in May 1996. In July 2009, Mr. Stitt also became a part-time employee performing services as a market development consultant for us. Mr. Stitt is one of our co-founders, served as our President and Chief Executive Officer from our inception until August 2006 and remained employed by us until December 2006. In 1989, Mr. Stitt co-founded Network Peripherals, Inc., a designer and manufacturer of high-speed networking technology. He served as Vice President of Marketing, then as Vice President and General Manager of the OEM Business Unit until 1995. Mr. Stitt holds a Bachelors of Science in Electrical Engineering and Computer Science from Santa Clara University and a Masters in Business Administration from the Haas School of Business of the University of California, Berkeley.

Kenneth Levy. Mr. Levy has served as one of our directors since October 2001. Mr. Levy is a private investor and the Chairman Emeritus of KLA-Tencor Corporation, a supplier of process control and yield management solutions for the semiconductor industry. Mr. Levy co-founded KLA Instruments Corporation in 1975 and served as its Chief Executive Officer and Chairman of the Board from 1975 until a merger in 1997 after which the firm was named KLA-Tencor Corporation. He chaired the board of directors of KLA-Tencor from April 1997 to October 2006. He also served as the Chief Executive Officer of KLA-Tencor from July 1998 until June 1999. Mr. Levy holds a Bachelors of Science in Electrical Engineering from City College of New York and a Masters of Science in Electrical Engineering from Syracuse University. Mr. Levy is a member of the National Academy of Engineering.

CORPORATE GOVERNANCE

Our Board of Directors currently consists of seven directors. The directors are divided into three classes – Class I, Class II and Class III, with each class consisting of a minimum of two directors and each class having a three-year term. The Class I directors are Gordon L. Stitt and Kenneth Levy. The Class II directors are John H. Kispert, Edward B. Meyercord, III and Harry Silverglide. The Class III directors are Charles Carinalli and John C. Shoemaker.

The Board of Directors has determined that, other than Gordon L. Stitt, each member of the Board is an independent director for purposes of the NASDAQ Marketplace Rules.

The structure of the Board of Directors is staggered, so that Class I, Class II and Class III directors will serve until the annual meetings of stockholders to be held in 2011, 2009 and 2010, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. The Board has a mandatory retirement age of seventy (70).

Charles Carinalli was elected in 2004 by the independent members of the Board of Directors as the lead independent director. The independent directors extended Mr. Carinalli’s term by one year in October 2009. Mr. Carinalli’s duties as lead independent director include:

•	chairing executive sessions of the independent directors;

•

serving as liaison between the Chairman of the Board of Directors and the independent directors, including, communicating to the Chairman and Chief Executive Officer, as appropriate, the results of executive sessions of the independent directors;

•	ensuring that independent directors have adequate opportunities to meet without management present;

•	serving as designated contact for communication to independent directors, including being available for consultation and direct communication with major stockholders;

•	ensuring that the independent directors have an opportunity to provide input on the agenda for Board of Director meetings;

•	assuring that there is sufficient time for discussion of all agenda items; and

•	receiving, distributing to the Board and arranging responses to communications from stockholders, and being identified as the recipient of these communications in the annual meeting proxy statement.

The Board of Directors elects our President, Chief Financial Officer, Secretary and all executive officers. All executive officers serve at the discretion of the Board of Directors. Each of our officers devotes his full time to our affairs. Our non-employee directors devote time to our affairs as is necessary to discharge their duties. In addition, our Board of Directors has the authority to retain its own advisers to assist it in the discharge of its duties. There are no family relationships among any of our directors, officers or key employees.

Meetings of the Board of Directors

The Board of Directors held 10 meetings during the fiscal year ended June 28, 2009. No director serving on the Board of Directors in fiscal year 2009 attended fewer than 75% of the aggregate of the meetings of the Board of Directors and the meetings of the committees on which he serves.

Committees of the Board of Directors

The Board of Directors has a separately-designated standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each of these Committees has a written charter that has been approved by the Board of Directors.

Committee Membership During Our Fiscal Year Ended June 28, 2009.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Charles Carinalli	Member	Chairman	Member
Bob L. Corey (1)	Chairman	Member	Member
John H. Kispert	Member (2)
Kenneth Levy			Chairman
Harry Silverglide	Member	Member (3)
John C. Shoemaker	Member	Member (4)

(1)	Effective July 20, 2009, Mr. Corey resigned as a director of the company and as a member of all Board committees. Mr. Corey was appointed as our Senior Vice President and Chief Financial Officer, effective July 21, 2009 and was appointed our Acting President and Chief Executive Officer, effective October 21, 2009.
(2)	Mr. Kispert was appointed to the Audit Committee on May 7, 2009 and was appointed Chairman of the Audit Committee, effective July 21, 2009.
(3)	Mr. Silverglide resigned from the Compensation Committee, effective July 29, 2008.
(4)	Mr. Shoemaker was appointed to the Compensation Committee, effective July 29, 2008.

Edward B. Meyercord, III was appointed to our Board of Directors in October 2009. Mr. Meyercord also was appointed to the Compensation Committee, effective January 1, 2010.

Audit Committee. The members of the Audit Committee during our fiscal year ended June 28, 2009 were Messrs. Carinalli, Corey, Kispert, Silverglide and Shoemaker. Mr. Corey resigned as a director and as Chairman of the Audit Committee, effective July 20, 2009, and Mr. Kispert was appointed Chairman of the Audit Committee effective July 21, 2009. All members of the Audit Committee during fiscal year 2009 were independent for purposes of the NASDAQ Marketplace Rules and the rules of the SEC as these rules apply to audit committee members. The Board has determined that Mr. Corey and Mr. Kispert are both audit committee financial experts, as defined in the rules of the SEC. The Audit Committee retains our independent auditors, reviews and approves the planned scope, proposed fee arrangements and terms of engagement of the independent auditors, reviews the results of the annual audit of our financial statements and the interim reviews of our unaudited financial statements, evaluates the adequacy of accounting and financial controls, reviews the independence of our auditors, and oversees our financial reporting on behalf of the Board of Directors. The Audit Committee is also responsible for establishing procedures for the receipt, retention and treatment of complaints received by us regarding questionable accounting or auditing matters, including the anonymous submission by our employees of concerns regarding accounting or auditing matters. In addition, the Audit Committee reviews with our independent auditors the scope and timing of their audit services and any other services they are asked to perform, the independent auditor’s report on our consolidated financial statements following completion of their audit, and our critical accounting policies and procedures and policies with respect to our internal accounting and financial controls. The Audit Committee held nine meetings during the fiscal year ended June 28, 2009. For more information about the Audit Committee, see “Report of the Audit Committee” below in this Proxy Statement.

Compensation Committee. The members of the Compensation Committee during the fiscal year ended June 28, 2009 were Messrs. Carinalli, Corey, Shoemaker and Silverglide. Effective July 29, 2008, Mr. Silverglide resigned from the Compensation Committee, and Mr. Shoemaker was appointed to serve in his place. Mr. Corey resigned as a director and as a member of the Compensation Committee, effective July 20, 2009. Each member of the Compensation Committee during fiscal year 2009 was determined by the Board to be independent for purposes of the NASDAQ Marketplace Rules as they apply to compensation committee members. Pursuant to its charter, the Compensation Committee has responsibility for, among other things, discharging the Board’s responsibilities relating to compensation and benefits of our officers, including responsibility for evaluating and reporting to the Board on matters concerning management performance, officer compensation and benefits plans and programs. In carrying out these responsibilities, the Compensation Committee is required to review all components of executive officer compensation for consistency with our compensation philosophy. The charter of the Compensation Committee provides that the Compensation Committee may delegate duties or responsibilities to subcommittees or to one member of the Compensation Committee from time to time, as appropriate; however, historically the Compensation Committee has delegated duties or responsibilities only under limited circumstances. Our President and Chief Executive Officer (our “CEO”) and our Head of Human Resources assist the Compensation Committee in its deliberations with respect to the compensation of our executive officers, except that our CEO does not play a role in the Compensation Committee’s deliberations regarding his own compensation determination, other than discussing his performance objectives with the Compensation Committee. The other executive officers do not play a role in the Compensation Committee’s deliberations regarding their own compensation determination, except that each executive officer discusses his or her individual performance objectives with our CEO, and our General Counsel may be present for deliberations and may provide advice to the Compensation Committee regarding legal issues associated with compensation plans and decisions. Our CEO does not have the ability to call Compensation Committee meetings, but he can attend meetings to the extent that there is no discussion of his own compensation determination. The Compensation Committee held thirteen meetings during the fiscal year ended June 28, 2009. For more information about the Compensation Committee, see “Executive Compensation” below in this Proxy Statement.

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee during fiscal year 2009 were Messrs. Corey, Levy and Carinalli. Mr. Corey resigned as a director and as a member of the Nominating and Corporate Governance Committee, effective July 20, 2009.

Each member of the Nominating and Corporate Governance Committee during fiscal year 2009 was determined by the Board to be independent for purposes of the NASDAQ Marketplace Rules as they apply to nominating committee members. The Nominating and Corporate Governance Committee identifies, reviews, evaluates and nominates candidates to serve on our Board of Directors, is responsible for recommending corporate governance principles, codes of conduct and compliance mechanisms applicable to us, and assists the Board of Directors in its annual reviews of the performance of the Board, each committee and management. The Nominating and Corporate Governance Committee held five meetings during the fiscal year ended June 28, 2009.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2009, no member of the Compensation Committee was a current or former officer or employee of the company or any of the company’s subsidiaries, except for Mr. Silverglide who was a member of the Compensation Committee until July 28, 2008 and served as our Vice President of Sales from January 1997 to July 2002. None of our executive officers has served on the board of directors or compensation committee of any other entity that has, or has had, one or more executive officers who served as a member of our Board or Compensation Committee during the 2009 fiscal year.

Director Nominations

Director Qualifications. In fulfilling its responsibilities, the Nominating and Corporate Governance Committee considers the following factors in reviewing possible candidates for nomination as director:

•	the appropriate size of our Board of Directors and its Committees;

•	the perceived needs of the Board for particular skills, background and business experience;

•	the skills, background, reputation, and business experience of nominees and the skills, background, reputation, and business experience already possessed by other members of the Board;

•	nominees’ independence from management;

•	nominees’ experience with accounting rules and practices;

•	nominees’ background with regard to executive compensation;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Nominating and Corporate Governance Committee’s goal is to assemble a Board of Directors that brings to us a variety of perspectives and skills derived from high quality business and professional experience. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the best interests of our stockholders. They must also have an inquisitive and objective perspective and mature judgment. Director candidates must have sufficient time available in the judgment of the Nominating and Corporate Governance Committee to perform all Board and committee responsibilities. Board members are expected to prepare for, attend, and participate in all Board and applicable committee meetings.

Other than the foregoing there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider other factors as it may deem, from time to time, are in the best interests of us and our stockholders. The Nominating and Corporate Governance Committee believes that it is preferable that at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by SEC rules. Under applicable listing requirements, at least a majority of the members of the Board must meet the definition of “independent director.” The Nominating and Corporate Governance Committee also believes it appropriate for one or more key members of management to participate as members of the Board.

Identifying and Evaluating Candidates for Nomination as Director. The Nominating and Corporate Governance Committee annually evaluates the current members of the Board of Directors whose terms are expiring and who are willing to continue in service against the criteria set forth above in determining whether to recommend these directors for election. The Nominating and Corporate Governance Committee regularly assesses the optimum size of the Board and its committees and the needs of the Board for various skills, background and business experience in determining if the Board requires additional candidates for nomination.

Candidates for nomination as director come to the attention of the Nominating and Corporate Governance Committee from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the Nominating and Corporate Governance Committee at any point during the year. Candidates are evaluated against the criteria set forth above. If the Nominating and Corporate Governance Committee believes at any time that the Board requires additional candidates for nomination, the Nominating and Corporate Governance Committee may poll directors and management for suggestions or conduct research to identify possible candidates and may engage, if the Nominating and Corporate Governance Committee believes it is appropriate, a third party search firm to assist in identifying qualified candidates.

The Nominating and Corporate Governance Committee will evaluate any recommendation for director nominee proposed by a stockholder. In order to be evaluated in connection with the Nominating and Corporate Governance Committee’s established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a stockholder must be sent in writing to the Corporate Secretary, 3585 Monroe Street, Santa Clara, CA 95051, 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year’s annual meeting of stockholders, except that under our bylaws, if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholders to be timely must be received not later than the close of business on the tenth day following the day on which public announcement of the date of the meeting is first made. For purposes of the foregoing, “public announcement” shall mean disclosure in a broadly disseminated press release or in a document publicly filed by us with the Securities and Exchange Commission. The recommendation for director nominee submitted by a stockholder must contain the following information:

•	the candidate’s name, age, contact information and present principal occupation or employment;

•

a description of the candidate’s qualifications, skills, background, and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director; and

•	a statement signed by the candidate that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

In addition, our bylaws permit stockholders to nominate directors for consideration at an annual meeting.

All directors and director nominees must submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee will evaluate incumbent directors, as well as candidates for director nominee submitted by directors, management and stockholders consistently using the criteria stated in this policy and will select the nominees that in the Nominating and Corporate Governance Committee’s judgment best suit the needs of the Board at that time.

Communications with Directors

Charles Carinalli has been selected by our independent directors as our “Lead Director” and, as such, is responsible for receiving, distributing and arranging responses to communications from our stockholders to our Board of Directors. Stockholders may communicate with our Board of Directors by transmitting correspondence by mail, facsimile or email, addressed as follows:

Lead Director (or individually named director(s))

Extreme Networks, Inc.

3585 Monroe Street

Santa Clara, CA 95051

The Lead Director will maintain a log of communications and transmit each communication as soon as practicable to the identified director addressee(s), unless (i) there are safety or security concerns that mitigate against further transmission of the communication; or (ii) the communication contains commercial matters not related to the stockholder’s stock ownership, as determined by the Lead Director in consultation with outside legal counsel. The Board of Directors or individual directors will be advised of any communication withheld for safety, security or other reasons as soon as practicable.

Director Attendance at Annual Meetings

We use reasonable efforts to schedule our annual meeting of stockholders at a time and date to maximize attendance by directors, taking into account the directors’ schedules. In cases where management, in its reasonable business judgment, believes that stockholder attendance at our annual meeting is significant, we encourage director attendance at the annual meeting. Directors make every effort to attend our annual meeting of stockholders when meaningful stockholder attendance at the meeting is anticipated. Messrs. Stitt and Carinalli attended our 2008 annual meeting of stockholders.

Code of Ethics and Corporate Governance Materials

The Board has adopted a charter for each of the committees described above which are available on our website at http://www.extremenetworks.com/about-extreme/corp-governance.aspx. The Board has also adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. The Code of Business Conduct and Ethics can be found on our website at http://www.extremenetworks.com/about-extreme/corp-governance.aspx.

We believe that good corporate governance is essential to ensure that we are managed for the benefit of stockholders. The Board has adopted the Extreme Networks, Inc. Corporate Governance Guidelines to address key corporate governance issues. The Nominating and Corporate Governance Committee is responsible for reviewing the Corporate Governance Guidelines and recommending to the Board any changes to the Corporate Governance Guidelines. The Corporate Governance Guidelines can be found on our website at http://www.extremenetworks.com/about-extreme/corp-governance.aspx.

DIRECTOR COMPENSATION

During our fiscal year ended June 28, 2009, the compensation policies for non-employee service on our Board and its committees were as follows:

Cash Compensation

Each non-employee director receives (a) $40,000 in cash compensation annually for service in this position and (b) the applicable compensation set forth below for serving as a chair or as a member of one or more of the committees of the Board. For service on any special committee that may be formed by the Board from time to time, compensation will be determined on a case-by-case basis by the Board upon a recommendation by the Compensation Committee based on the anticipated amount of time and work related to service on the special committee and other factors as the Compensation Committee may consider. Each non-employee director receives reimbursement of expenses related to attendance of meetings of the Board and its committees.

Annual Committee Member Compensation
Audit Committee	$20,000
Compensation Committee	$10,000
Nominating and Governance Committee	$10,000

Additional Annual Retainers for Committee Chair
Audit Committee Chair	$10,000
Compensation Committee Chair	$10,000

Equity Compensation

Each non-employee director automatically is granted an initial 8,333 shares of our restricted stock and an initial option to purchase 25,000 shares of our common stock. These options and restricted stock grants are made under our 2005 Equity Incentive Plan (the “2005 Plan”), pursuant to the standard option agreement used under the 2005 Plan for directors. The grant date for awards is generally the second trading day following the public announcement of quarterly financial results following the director’s appointment. Each option and restricted stock grant will vest 1/3 each year (or, if earlier in any year, 1/3 on the date of the annual meeting in that year), subject to the respective director’s continuous service on the Board for that period. There is a two year post-termination exercise period for options granted to non-employee directors during and after fiscal 2005.

On the date of each annual meeting of our stockholders, each non-employee director automatically is granted 5,000 shares of our restricted stock and an option to purchase 15,000 shares of our common stock. These options and restricted stock grants are made under the 2005 Plan, pursuant to the standard option agreement used under the 2005 Plan for directors. The exercise price per share of each option, and the grant price of each share of restricted stock, is the closing sale price of our common stock on the NASDAQ Global Market at the close of business on the date of grant (the date of the Annual Meeting). Each option and restricted stock grant will vest in full on the date one year after the date of grant (or, if earlier, the date of the next subsequent annual meeting), subject to the respective director’s continuous service on the Board for that period.

Following the 2008 Annual Meeting held on December 4, 2008, each non-employee director received a grant of 5,000 shares of our restricted stock and an option to purchase 15,000 shares of our common stock, at an exercise price of $1.85. In connection with Mr. Kispert’s appointment to the Board of Directors as of May 7, 2009, he received a grant of 8,333 shares of our restricted stock and an option to purchase 25,000 shares of our common stock at an exercise price of $2.32 on August 3, 2009.

On July 17, 2001, the Board of Directors ratified and approved an amended policy regarding the acceleration of vesting of shares subject to options granted to directors upon a change-in-control (the “Amended Policy”). Under the Amended Policy, in the event of a change in control that occurs prior to a director’s termination of service with Extreme Networks, the shares subject to options shall be fully vested. The Amended Policy defines a change-in-control as a single or series of sales or exchanges of voting stock, a merger or consolidation, the sale, or transfer of all or substantially all of the assets, or a liquidation wherein the stockholders immediately before the change-in-control do not retain, immediately after the change-in-control, more than 50% of the total combined voting power of Extreme Networks or the corporation to which the assets were transferred. This Amended Policy continues to apply to all options granted to directors after July 17, 2001.

The compensation information for our non-employee directors during the fiscal year ended June 28, 2009 is set forth below:

Name	Director Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Charles Carinalli	90,000	(2)	9,250	7,323	—	—	—	106,573
Bob L. Corey	90,000	(3)	9,250	7,323	—	—	—	106,573
John H. Kispert	15,000	(4)	0	0	—	—	—	15,000
Kenneth Levy	50,000	(5)	9,250	7,323	—	—	—	66,573
John C. Shoemaker	70,000	(6)	9,250	7,323	—	—	—	86,573
Harry Silverglide	60,000	(7)	9,250	7,323	—	—	—	76,573
Gordon L. Stitt	40,000	(8)	9,250	7,323	—	—	—	56,573

(1)	Amounts shown reflect the accounting expense recognized by us for financial statement reporting purposes in accordance with FAS 123(R), and do not reflect whether the director has actually realized a financial benefit from the award. For information on the assumptions used to calculate the value of the awards, refer to Note 7 of our consolidated financial statements in our Form 10-K for the fiscal year ended June 28, 2009, as filed with the SEC on August 28, 2009. However, in accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(2)	Consists of $40,000 for annual retainer, $20,000 for service on the Audit Committee, $20,000 for service as the Chairman of the Compensation Committee and $10,000 for service on the Nominating and Corporate Governance Committee.
(3)	Consists of $40,000 for annual retainer, $30,000 for service as the Chairman of the Audit Committee, $10,000 for service on the Compensation Committee and $10,000 for service on the Nominating and Corporate Governance Committee. Effective July 20, 2009, Mr. Corey resigned as a director of the company and as a member of all Board committees. Mr. Corey was appointed as our Senior Vice President and Chief Financial Officer, effective July 21, 2009, and as our Acting President and Chief Executive Officer, effective October 21, 2009.
(4)	Mr. Kispert was appointed to the Board of Directors and the Audit Committee in May 2009. Consists of $10,000 for annual retainer and $5,000 for service on the Audit Committee.
(5)	Consists of $40,000 for annual retainer and $10,000 for service as the Chairman of the Nominating and Corporate Governance Committee.
(6)	Consists of $40,000 for annual retainer, $20,000 for service on the Audit Committee and $10,000 for service on the Compensation Committee.
(7)	Consists of $40,000 for annual retainer and $20,000 for service on the Audit Committee.
(8)	Consists of $40,000 for annual retainer.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

FOR THE FISCAL YEAR ENDING JUNE 27, 2010

The Board of Directors has appointed Ernst & Young LLP, independent registered public accounting firm, to serve as independent auditors to audit our financial statements for the fiscal year ending June 27, 2010. Ernst & Young LLP has acted in this capacity since its appointment in fiscal year 1997. A representative of Ernst & Young LLP is expected to be present at the annual meeting, will have an opportunity to make a statement if desired and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The following table sets forth the aggregate fees billed to us for the fiscal years ended June 28, 2009 and June 29, 2008 by Ernst & Young LLP:

	Fiscal Year Ended June 28, 2009	Fiscal Year Ended June 29, 2008
Audit fees (1)	$1,339,000	$1,896,000
Audit related fees (2)	$99,000	$120,000
Tax fees (3)	$175,000	$347,000
Audit of Restated Financials (4)	$—	$152,000

	$1,613,000	$2,515,000

(1)	Fees for audit services consist of:
•	Integrated audit of our annual consolidated financial statements and internal control over financial reporting at the end of the fiscal year;
•	Reviews of our unaudited quarterly financial statements; and
•	Statutory and regulatory audits, consents and other services related to SEC matters.
(2)	Fees for audit-related services consist of financial accounting and reporting consultations.
(3)	Tax fees relate to domestic and foreign tax planning, consultation, special projects and the preparation of various federal, state and local tax returns.
(4)	Fees for audit of restated financial statements for fiscal years 2000 to 2005 related to the investigation by the Option Special Committee.

Representatives of Ernst & Young LLP normally attend most meetings of the Audit Committee. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Any pre-approval is detailed as to the particular service or category of services. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval policy. During fiscal 2009 and 2008, no portion of the Audit-Related Fees or Tax Fees were approved by the Audit Committee after services had been rendered pursuant to the de minimis exception established by the SEC.

The Audit Committee on an annual basis reviews the services performed by Ernst & Young LLP, and reviews and approves the fees charged by Ernst & Young LLP. The Audit Committee has considered the role of Ernst & Young LLP in providing tax and other non-audit services to us and has concluded that these services are compatible with Ernst & Young LLP’s independence as our independent auditors.

Vote Required and Board of Directors Recommendation

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. The Board of Directors, however, is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of us and our stockholders.

Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting of stockholders, at which a quorum representing a majority of all outstanding shares of our common stock is present and voting, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the vote on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY ERNST & YOUNG LLP AS EXTREME NETWORKS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 27, 2010.

PROPOSAL THREE

APPROVAL OF THE EXCHANGE PROGRAM

On July 28, 2009, our Board of Directors authorized, subject to stockholder approval, a voluntary program (the “Exchange Program”) that will permit eligible employees to exchange certain outstanding stock options (“Eligible Options”) that are “underwater” for a lesser number of shares of restricted stock units to be granted under our 2005 Plan and to exchange certain other stock options that are more substantially underwater for a cash payment. We believe that the Exchange Program is in the best interests of our stockholders because the program will help us to retain and motivate our most talented employees while reducing the total number of outstanding stock options held by our employees.

Summary of the Exchange Program

The following is a summary of the material terms of the Exchange Program, which are described in more detail below:

•	The Exchange Program would be open to all of our United States employees, except for the members of our Board of Directors and our executive officers (as defined by SEC rules) (“Eligible Employees”).

•	Eligible Options must have been issued at least 12 months prior to the date of the commencement of the Exchange Program.

•

Eligible Options must have a per share exercise price above the “Exchange Price Floor.” We expect to set the Exchange Price Floor at a reasonable premium above the per share trading price of our common stock on the NASDAQ Global Select Market directly prior to the commencement of the Exchange Program, provided that the Exchange Price Floor will not be less than the highest per share closing price of our common stock during the 52 weeks prior to the commencement of the Exchange Program. For illustrative purposes only, we have used $3.06, the per share closing price of our common stock on September 22, 2009, to provide information regarding Eligible Options and the impact of the program. This was the highest per share closing price of our common stock during the 52 weeks prior to September 27, 2009, the last day of our first fiscal quarter.

•

The Exchange Program would not be a one-for-one exchange. Rather, Eligible Employees who participate in the program would exchange their existing options for a lesser number of restricted stock units. (Restricted stock units are rights to receive shares of common stock on specified future dates when those rights have vested following a required period of employment.) Our objective in determining the exchange ratios under the Exchange Program (which we expect to range from 3-to-1 to 8-to-1) is to provide for grants of replacement restricted stock units that will have a value approximately equal to the value of the stock options surrendered.

•	None of the restricted stock units would be vested on the date of grant. They will be subject to vesting schedules ranging from a minimum of two years to a maximum of three years.

•

Eligible Options with an exercise price equal to or greater than $8.06 will be exchanged for a cash payment. The amount of the per share cash payment will be the same regardless of the exercise price of the option and will be calculated in a manner intended to create minimal additional compensation expense.

•

Shares subject to Eligible Options surrendered under the Exchange Program in excess of the number required for the restricted stock units to be granted under the program will not be returned to the Equity Plan or otherwise be made available for the future grant.

•	The intent of the Exchange Program is that it will not result in us incurring significant additional compensation expenses in connection with the Exchange Program.

•

If approved by our stockholders, the exchange program would replace our normally-scheduled employee annual focal grant program for Eligible Employees for our fiscal year ending June 27, 2010. We believe that the Exchange Program will allow us to more effectively retain Eligible Employees without incurring the additional equity dilution and stock-based compensation expense associated with making an annual focal grant to them this year.

Reasons for the Exchange Program

Our business has experienced the effects of the severe economic downturn in the United States and other parts of the world. We believe that the credit market crisis, global recession and other challenges affecting global economic conditions were the primary drivers of our financial performance during our fiscal year ended June 28, 2009 resulting in a 7.3% decrease in net revenue and a 66.4% decrease in net income from fiscal year 2008. In addition, our net revenue declined substantially in our first fiscal quarter ended September 27, 2009 from the first fiscal quarter ended September 28, 2008. Significant uncertainty around current economic conditions persists, particularly the effect these conditions will have on the purchasing decisions of our customers. In the context of these economic and market realities and their effect on our business and stock price, it is challenging to deliver meaningful incentives to retain, compensate and motivate our employees.

We have granted stock options periodically to a substantial portion of our employees. Each stock option award specifies the exercise price that the employee must pay to purchase shares of common stock when the option is exercised. The exercise price per share is set at the closing market price of a share of our common stock on the date the option is granted, generally the second trading day following the public announcement of quarterly financial results. Employees receive value from their options only by exercising their rights under the options to purchase shares of common stock and subsequently selling the purchased shares at a price that exceeds their exercise price. However, the options have no value to employees when the price of a share of our common stock is below the exercise price. In this situation, the options are commonly referred to as “underwater.” At this time, a substantial percentage of the stock options held by our employees are underwater. On September 25, 2009 (the last business day of our first fiscal quarter), when the closing price of our common stock on the NASDAQ Global Select Market was $2.88, options to purchase approximately 14.6 million shares held by our employees were underwater, representing approximately 85% of all outstanding options held by employees. The exercise prices of these underwater options ranged from $2.95 to $44.31 per share.

In addition to the issues with our equity compensation, we are also limited in our ability to increase cash compensation to motivate and retain employees. Any increase in cash compensation would reduce our cash flow from operations, which could adversely affect our business and operating results. Therefore, we have determined that, in general, base salaries for employees will not be increased as part of our regular focal review process for our current fiscal year. Further, to manage our business in the current economic environment, we have taken and plan to continue to take a variety of steps which will impact the morale of and benefits to our employees including suspending the employer matching contributions for our 401(k) plan, reducing training offerings, reducing our contingent work force, scheduling shutdown weeks, reducing travel and other discretionary spending, and restricting hiring activities.

In the context of these challenges to employee motivation and morale and these pronounced limitations on the benefits that we can provide to employees, we believe that to enhance long-term stockholder value we need to maintain competitive employee compensation and incentive programs that will assist us in motivating and retaining our employees. As of September 27, 2009 (the last day of our first fiscal quarter) and assuming an Exercise Price Floor of $3.06, there were 403 Eligible Employees who held underwater Eligible Options to purchase approximately 8.4 million shares. These underwater options will not be sufficiently effective as performance and retention incentives. We believe the Exchange Program will offer a meaningful retention incentive for these Eligible Employees to remain with us.

The Exchange Program will also serve to reduce our current stock option overhang. Since many of the Eligible Options have been out of the money for an extended period of time, employees have had little or no incentive to exercise them. Coupled with periodic grants of options to new and continuing employees, the number of shares subject to outstanding options has steadily increased as a percentage of our total shares of common stock outstanding, creating a significant stock option “overhang.” Under the Exchange Program, participating employees will receive significantly fewer restricted stock units than the number of shares subject to the options they surrender. As a result, the number of shares of stock subject to outstanding employee equity awards will be reduced, thus reducing the current stock option overhang. Assuming that all Eligible Options are exchanged in the Exchange Program and a Exchange Price Floor of $3.06, our stock option overhang as of September 27, 2009 (the last day of our first fiscal quarter) would decrease by 7.1 million shares.

Alternatives Considered

As part of our consideration of the Exchange Program, we considered the following alternatives:

•

Increasing cash compensation.    To replace the underwater stock options, we considered whether we could increase base and target cash incentive compensation of our employees. However, increases in cash compensation would reduce our cash flow from operations, which could adversely affect our business and operating results. In addition, this alternative would not reduce our stock option overhang and would not necessarily best align the interests of our employees with those of our stockholders.

•

Grant additional equity awards.    We also considered special grants of additional stock options at current market prices or restricted stock units. However, we do not have sufficient shares available for grant under our stock option plan to provide meaningful incentives to motivate and retain employees (see “Proposal Number Four; Amendment to the 2005 Equity Incentive Plan,” below) In addition, additional grants would increase our stock option overhang and further dilute the interests of our stockholders.

•

Exchange options for cash.    We also considered implementing a program to exchange significantly underwater options solely for cash payments. However, such a program would increase our compensation expenses and reduce our cash flow from operations, which could adversely affect our business and operating results. In addition, we generally do not believe that such a program would have significant long-term retention value. However, for options with an exercise price equal to or greater than $8.06, where we have determined that offering restricted stock units would provide minimal retentive value because the number of restricted stock units offered in exchange for tendered Eligible Options would not be a compelling benefit to employees, we will provide for a cash payment in exchange for surrendered options.

•

Exchange options for options with lower exercise prices.    We also considered implementing a program to exchange significantly underwater options for options having an exercise price equal to the market price of our common stock on the date of the exchange. We believe, however, that implementing a restricted stock unit-for-option exchange program would result in the issuance of fewer shares subject to the replacement awards and, thus, a greater decrease in our stock option overhang.

Description of the Exchange Program

General.    We have not commenced the Exchange Program and will not do so unless our stockholders approve this proposal. Our Board of Directors, upon recommendation by the Compensation Committee, authorized the Exchange Program on July 28, 2009. If this proposal is approved, and our Board of Directors or the Compensation Committee determines to implement the Exchange Program, the option exchange would commence within 12 months of the date of the Annual Meeting. Our Board of Directors may elect not to move forward with or to modify the terms of the Exchange Program if they determine that such actions would be in the best interests of the stockholders.

Under the proposed Exchange Program, Eligible Employees will be offered the opportunity to participate in the Exchange Program pursuant to a written offer that will be distributed to all Eligible Employees. The Eligible Employees will be given at least 20 business days in which to accept the offer of the new restricted stock units in exchange for the surrender of their eligible options. The surrendered options will be cancelled on the first business day following this election period. The new restricted stock units will be granted under the 2005 Plan on the date of cancellation of the surrendered options. Where cash payments are made in exchange for surrendered options, such payments also will be made on, or shortly thereafter, the date of the cancellation of the surrendered options.

Prior to commencement of the Exchange Program, we will file the offer to exchange with the Securities and Exchange Commission (the “SEC”) as part of a tender offer statement on Schedule TO. Eligible Employees, as well as stockholders and members of the public, will be able to review the offer to exchange and other related documents filed by us with the SEC free of charge on the SEC’s website at www.sec.gov.

Eligible Employees.    If implemented, the Exchange Program will be open to all of our active United States employees who hold options with a per share exercise price greater than or equal to the Exchange Price Floor. International employees, members of our Board of Directors and executive officers will not be eligible to participate in the Exchange Program. Our other vice presidents who are not executive officers (as defined by SEC rules) will be eligible to participate in the Exchange Program. The Exchange Program will not be available to any former employees. If an option holder is no longer an active employee with us for any reason, including layoff, termination, voluntary resignation, death or disability, on the date that the Exchange Program is commenced, that option holder cannot participate in the Exchange Program. In addition, if an option holder is no longer an active employee with us for any reason on the date that the new Restricted Stock Unit grant is made following the completion of the offer, even if the option holder had elected to participate and had tendered his or her options for exchange, such option holder’s tender will automatically be deemed withdrawn and he or she will not participate in the Exchange Program. An option holder will retain his or her outstanding options in accordance with their original terms and conditions and may exercise them during a limited period of time following termination of employment in accordance with their terms and to the extent that they are vested. A vote by an employee in favor of this proposal at the Annual Meeting does not constitute an election to participate in the Exchange Program.

Election to Participate.    Participation in the Exchange Program will be entirely voluntary on part of the Eligible Employees. The Eligible Employees will have an election period of at least 20 business days from the commencement of the Exchange Program in which to determine whether they wish to participate.

Eligible Options.    Only stock options with an exercise price above the Exchange Price Floor will be eligible for exchange. In addition, only stock options that were granted at least 12 months prior to the commencement of the Exchange Program will be eligible for exchange under the Exchange Program. As of September 25, 2009 (the last business day of our first fiscal quarter) when the closing price of our common stock was $2.88, approximately 85% of all of our currently outstanding options were underwater and approximately 49% of our currently outstanding stock options would be eligible for exchange in the Exchange Program, assuming an Exchange Price Floor of $3.06.

Exchange Ratio.    Our objective in determining the Exchange Ratios applicable under Exchange Program is to provide for the grant of replacement restricted stock units that will have a value approximately equal to the value of the stock options surrendered. In order to determine appropriate Exchange Ratios, we estimated the fair value of the Eligible Options using the Black-Scholes option valuation model. The Black-Scholes model is a common method used for estimating the fair value of a stock option which we use for calculating stock expenses under FAS 123(R). For purposes of estimating the fair value of an Eligible Option under the Black-Scholes model, the following factors were used:

(a)	the option’s exercise price;

(b)	an assumed value of $2.88 per share of our common stock, the closing price of our common stock on September 25, 2009 (the last business day of our first fiscal quarter);

(c)	a weighted average expected volatility of our common stock price of 56.07%;

(d)	the remaining expected life of the stock option;

(e)	a weighted average risk-free interest rate of 1.85%; and

(f)	no expected dividends.

These factors were used for the purpose of determining Exchange Ratios. The actual incremental compensation expense resulting from the Exchange Program will be calculated after the Exchange Program is completed.

We grouped Eligible Options within four exercise price ranges that also represent a range of associated Black-Scholes values. We then determined an exchange ratio for each grouping of Eligible Options based on the relationship of the Black-Scholes value estimate for the most valuable option within the group to an assumed fair market value of one share of our common stock to be made subject to a restricted stock right issued in the Exchange Program. The following table provides, for each of the three option exercise price ranges, the number of shares subject to Eligible Options an employee must surrender in order to receive one restricted stock unit in the Exchange Program:

Table of Example Exchange Ratios

Exercise Price Range of Eligible Options	Total Shares Underlying Eligible Options	Weighted Avg. Remaining Life of Eligible Options	Weighted Avg. Exercise Price of Eligible Options	Exchange Ratio: Stock Option Shares per Restricted Stock Right	Total Restricted Stock Units (assuming 100% participation)
$3.06 to $3.49	248,367	6.90	$3.31	3.0 to 1	82,789
$3.50 to $3.99	1,039,930	6.18	$3.59	4.0 to 1	259,983
$4.00 to $6.99	4,886,420	6.57	$4.48	5.0 to 1	977,284
$7.00 to $8.05	1,832,239	3.58	$7.37	8.0 to 1	229,030

The total number of restricted stock units a participating Eligible Employee will receive with respect to a surrendered Eligible Option will be determined by dividing the number of shares subject to the surrendered option by the applicable exchange ratio and rounding up to the nearest whole share.

Vesting of New Restricted Stock Units.    New restricted stock units granted in the Exchange Program will not be vested on their date of grant regardless of whether the surrendered option was fully vested. Instead, with respect to the Eligible Options that are fully vested at the time of the exchange, the new restricted stock units will vest 50% on the first anniversary of the grant date and the remainder on the second anniversary. For any grants that are surrendered where the Eligible Options are unvested or partially unvested, the new restricted stock units granted in exchange will vest in equal installments over a three year period (33 1/3% on each anniversary date). The vesting schedules of the replacement restricted stock units are intended to support our goals of retaining our employees, incenting them to participate in the exchange, and reducing our stock option overhang.

New restricted stock units will only vest if the award holder remains an employee with us on the applicable vesting date. Any portion of the new restricted stock units that are not vested at termination of employment will be forfeited. As described above, the new restricted stock units will be completely unvested on the date of grant, regardless of whether the surrendered options were partially or completely vested.

Term and Conditions of New Restricted Stock Units.    The terms and conditions of the new restricted stock units will be governed by the terms and conditions of the 2005 Plan and the restricted stock unit agreement entered into thereunder.

Cash Payments.    In certain instances where we have determined that offering restricted stock units would provide minimal retentive value and/or would not provide a meaningful benefit to holders of Eligible Options, we will provide for a cash payment in exchange for surrendered options. This will be limited to the 391,914 shares underlying Eligible Options where the exercise price of the Eligible Option is equal to or greater than $8.06, as of September 27, 2009 (the last day of our first fiscal quarter). The amount of the per share cash payment will be the same regardless of the exercise price of the option. This amount will be determined, using the Black-Scholes valuation model, in a manner intended to create minimal additional compensation expense. Based on $2.88, the closing price of our common stock on September 25, 2009 (the last business day of our first fiscal quarter) and Eligible Options with an exercise price or $8.06 outstanding as of September 27, 2009 (the last day of our first fiscal quarter), the per share payment would be approximately $0.05 per share, and the total payment to all Eligible Employees would be approximately $10,000, assuming all Eligible Options are tendered. We will deduct any applicable taxes due prior to making the payments. To ensure that the payments satisfy securities laws requiring prompt payment following the completion of the Exchange Program, we have determined that such payments cannot be subject to vesting or other delayed payment schedules. Accordingly, any cash payments that we provide in exchange for surrendered options will not be subject to any vesting schedule and will be made on or shortly after the date that replacement restricted stock units are granted. Shares underlying Eligible Options tendered in exchange for a cash payment in the Exchange Program will not be returned to the Equity Plan or otherwise be made available for the future grant of equity awards.

Potential Modification to Terms to Comply with Government Requirements.    The terms of the Exchange Program will be described in a tender offer document that will be filed with the SEC. Although we do not anticipate that the SEC would require us to modify the terms materially, it is possible that we will need to alter the terms of the Exchange Program to comply with potential SEC comments. The Compensation Committee will retain the discretion to make any such necessary or desirable changes to the terms of the Exchange Program for purposes of complying with comments from the SEC or optimizing the United States tax consequences.

Key Data:

Assuming an Exercise Price Floor of $3.06 and based on options outstanding data as September 27, 2009 (the last day of our first fiscal quarter), the following table summarizes information regarding our outstanding equity awards and shares available for future awards before and after the proposed Exchange Program (assuming 100% participation). The actual number of eligible options, RSUs to be issued, exchange ratios and overhang changes will depend on our stock price and trailing 52-week high directly before the commencement of the Exchange Program.

Before the Proposed Exchange Program:

Total shares underlying all outstanding options	17,137,015

Weighted average exercise price of outstanding options	$4.65

Weighted average remaining contractual life of outstanding options	6.32 years

Total shares underlying all other outstanding equity awards	603,075

Total shares available for future grant(1)	12,527,958

Total equity overhang(2)	34.3%

After the Proposed Exchange Program (Assuming 100% Participation):

Total shares underlying all outstanding options	8,738,145

Weighted average exercise price of outstanding options	$4.03

Weighted average remaining contractual life of outstanding options	6.92 years

Total shares underlying all other outstanding equity awards(3)	2,152,160

Total shares available for future grant(1)	12,527,958

Total equity overhang(2)	26.5%

(1)	Assumes that stockholders approve Proposal Four below, in which we are proposing to increase by 4 million the maximum number of shares of our common stock that may be issued under our 2005 Equity Incentive Plan. Excludes 4,282,683 shares available for issuance under the 1999 Employee Stock Purchase Plan as of September 27, 2009 (the last day of our first fiscal quarter).
(2)	Total equity overhang is defined as the total number of options and other equity awards outstanding plus shares available for future grant, divided by the number of shares of common stock outstanding on September 27, 2009 (the last day of our first fiscal quarter). The total number of shares of common stock outstanding on September 27, 2009 (the last day of our first fiscal quarter), was 88,959,618. Assumes that stockholders approve Proposal Four below, in which we are proposing to increase by 4 million the maximum number of shares of our common stock that may be issued under our 2005 Equity Incentive Plan. If Proposal Four is not approved by stockholders, then total equity overhang before the exchange would be 29.5% and total equity overhang after the exchange (assuming 100% participation) would be 21.6%.
(3)	Includes 1,549,085 Restricted Stock Units issuable upon completion of the Exchange Program (assuming 100% Participation).

Accounting Treatment.

The intent of the Exchange Program is that it will not result in us incurring significant additional compensation expenses in connection with the Exchange Program. Based on this objective, the average fair value of the awards granted to employees in exchange for surrendered stock options, measured as of the date such awards are granted (and the amount of any cash payments made for Eligible Options) will be approximately equal to fair value of the surrendered options (other than compensation expense that might result from fluctuations in stock price after the exchange ratios have been set but before the exchange actually occurs). The unamortized compensation expense from the surrendered options and incremental compensation expense, if any, associated with the new awards under the Exchange Program will be recognized over the service period of the new awards. If any portion of the new awards granted is forfeited due to termination of employment, the compensation cost for the forfeited portion of the award generally will not be recognized.

Tax Consequences

The following is a summary of the anticipated material United States federal income tax consequences of participating in the Exchange Program. A more detailed summary of the applicable tax considerations to participating employees will be provided in the offer to exchange. We believe that the Exchange Program should be treated as a non-taxable exchange for United States federal income tax purposes, and we and our participating employees should recognize no income for United States federal income tax purposes upon the issuance of the new restricted stock units. Recipients of cash payments will recognize ordinary income for United States federal income tax purposes on the date the cash payments are made to them, and the payments will be subject to applicable tax withholdings. However, the tax consequences of the Exchange Program are not entirely certain, and the Internal Revenue Service is not precluded from adopting a contrary position. The law and regulations themselves are also subject to change. All Eligible Employees are urged to consult their own tax advisors regarding the tax treatment of participating in the Exchange Program under all applicable laws prior to participating in the Exchange Program.

Effect on Stockholders

The Exchange Program was designed to provide renewed incentives and motivate Eligible Employees to continue to create stockholder value and reduce the number of shares currently subject to outstanding options, thereby avoiding the dilution in ownership that normally results from supplemental grants of new stock options or other awards. We are unable to predict the precise impact of the Exchange Program on our stockholders because we are unable to predict how many or which of our employees will be Eligible Employees at the time of the Exchange Program or will choose to participate in the Exchange Program. As noted above, however, members of our Board of Directors, our executive officers and employees outside the United States will not be able to participate in the Exchange Program. The Exchange Program is also not available to any former employees.

Required Vote and Board of Directors Recommendation

Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting of stockholders, at which a quorum representing a majority of all outstanding shares of our common stock is present and voting, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the vote on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE EXCHANGE PROGRAM.

PROPOSAL FOUR

AMENDMENT OF THE 2005 EQUITY INCENTIVE PLAN

At the annual meeting, the stockholders will be asked to approve an amendment to the Extreme Networks, Inc. 2005 Equity Incentive Plan (the “2005 Plan”) to increase by 4 million the maximum number of shares of our common stock that may be issued under the 2005 Plan. The Board of Directors believes that in order to successfully attract and retain the best possible candidates for employment, we must continue to offer a competitive equity incentive program. The 2005 Plan authorizes the issuance of up to 23 million shares. As of September 27, 2009 (the last day of our first fiscal quarter), only 8,527,958 shares were available for future grant under the 2005 Plan. The Board of Directors has unanimously adopted, subject to stockholder approval, an amendment to increase the maximum number of shares of common stock issuable under the 2005 Plan by 4 million shares to ensure that we will continue to have available a reasonable number of shares for our 2005 Plan equity incentive program. If this Proposal Number Four is approved by our stockholders, we will have approximately 12,500,000 shares available for future grant under the 2005 Plan.

We are asking our stockholders to approve the proposed amendment to the 2005 Plan so that we will have a sufficient number of shares available to issue equity awards to motivate and retain our employees. Our Board of Directors believes that our ability to grant incentive awards is important in enabling us to offer competitive compensation packages. Therefore, the Board of Directors urges you to vote to approve the proposed amendment to the 2005 Plan.

Summary of the 2005 Plan

The following summary of the 2005 Plan is qualified in its entirety by the specific language of the 2005 Plan, a copy of which is available to any stockholder upon request by writing to the Vice President, General Counsel and Secretary, Extreme Networks, 3585 Monroe, Santa Clara, California 95051, or by facsimile to (408) 579-2861. The 2005 Plan may also be viewed without charge on the SEC website at www.sec.gov as Exhibit 99.3 to our Current Report on Form 8-K filed with the SEC on October 23, 2009.

General.    The purpose of the 2005 Plan is to advance the interests of Extreme Networks by providing an incentive program that will enable us to attract and retain employees, consultants and directors upon whose judgment, interest and efforts our success is dependent and to provide them with an equity stake in our success. These incentives may be provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, deferred compensation awards, and other stock-based and cash-based awards.

Authorized Shares.    If this proposal is approved by the stockholders, an aggregate of 27 million shares of our common stock will have been authorized for issuance under the 2005 Plan. Shares issued under the 2005 Plan may be unissued or re-acquired shares of our common stock.

Share Accounting and Adjustments.    Each share subject to a stock option, stock appreciation right, deferred compensation award or other award that requires the participant to purchase shares for their fair market value determined at the time of grant will reduce the number of shares remaining available for grant under the 2005 Plan by one share. However, each share subject to a “full value” award (i.e., an award settled in stock that does not require the participant to purchase shares for their fair market value determined at grant) will reduce the number of shares remaining available for grant under the 2005 Plan by 1.5 shares.

If any award granted under the 2005 Plan expires or otherwise terminates for any reason without having been exercised or settled in full, or if shares subject to forfeiture or repurchase are forfeited or repurchased by Extreme Networks for not more than the participant’s purchase price, any such shares reacquired or subject to a terminated award will again become available for issuance under the 2005 Plan. Shares will not be treated as having been issued under the 2005 Plan and will therefore not reduce the number of shares available for issuance to the extent an award is settled in cash. Shares withheld or reacquired by Extreme Networks in satisfaction of a tax withholding obligation will not again become available under the 2005 Plan. The number of shares available under the 2005 Plan will be reduced upon the exercise of a stock appreciation right by the gross number of shares for which the award is exercised. If shares are tendered in payment of the exercise price of an option or the option is exercised by means of a net-exercise procedure, the number of shares available under the 2005 Plan will be reduced by the gross number of shares for which the option is exercised.

Appropriate adjustments will be made to the number of shares authorized under the 2005 Plan, to the numerical limits on awards described below, and to outstanding awards in the event of any change in our common stock through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or similar change in our capital structure, or if we make a distribution to our stockholders in a form other than common stock (excluding normal cash dividends) that has a material effect on the fair market value of our common stock. In such circumstances, the Compensation Committee also has the discretion under the 2005 Plan to adjust the terms of outstanding awards as it deems appropriate. Without affecting the number of shares available for issuance under the 2005 Plan, the Compensation Committee may authorize the issuance or assumption of benefits under the 2005 Plan in connection with any merger, consolidation or similar transaction on such terms and conditions as it deems appropriate.

Certain Award Limits.    In addition to the limitation described above on the total number of shares of our common stock that will be authorized for issuance under the 2005 Plan, the plan limits the numbers of shares that may be issued under certain types of awards, subject to adjustment as described above under “Share Accounting and Adjustments.”

No more than 23 million shares may be issued upon the exercise of incentive stock options granted under the 2005 Plan.

To enable compensation in connection with certain types of awards to qualify as “performance-based” within the meaning of Section 162(m) of the Code, the 2005 Plan establishes a limit on the maximum aggregate number of shares or dollar value for which any such award may be granted to an employee in any fiscal year. The limits for awards intended to qualify as performance-based are as follows:

•	Stock options and stock appreciation rights: No more than 4 million shares.

•	Restricted stock and restricted stock unit awards: No more than 1 million shares.

•	Performance share and performance unit awards: No more than 1 million shares and no more than $2 million, respectively, for each full fiscal year contained in the performance period of the award.

•	Other stock-based and cash-based awards: No more than 1 million shares and no more than $2 million, respectively, for each full fiscal year contained in the performance period of the award.

Administration.    The 2005 Plan generally will be administered by the Compensation Committee or other committee or subcommittee of the Board of Directors or, in the absence of such committee, by the Board of Directors. For purposes of this summary, the term “Committee” will refer to either such committee or the Board of Directors. In the case of awards intended to qualify as “performance-based” under Section 162(m) of the Code, administration of the 2005 Plan will be by a committee comprised solely of two or more “outside directors” within the meaning of Section 162(m). Subject to the provisions of the 2005 Plan, the Committee will determine when and to whom awards are granted, the types and sizes of awards, and all other terms and conditions of awards. The Committee may, subject to certain limitations on the exercise its discretion required by the 2005 Plan, amend, cancel or renew any award, waive any restrictions or conditions applicable to any award, and accelerate, continue, extend or defer the exercisability or vesting of any award. Under the 2005 Plan, the Committee may delegate to a committee of one or more officers the authority to grant awards to employees who are not executive officers or directors of Extreme Networks, subject to the provisions of the 2005 Plan and guidelines established by the Committee. The 2005 Plan provides, subject to certain limitations, for indemnification by Extreme Networks of any director, officer or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the 2005 Plan. All awards granted under the 2005 Plan will be evidenced by a written agreement between Extreme Networks and the participant specifying the terms and conditions of the award, consistent with the requirements of the 2005 Plan. The Committee has the authority to interpret the 2005 Plan and awards granted thereunder, and all determinations of the Committee are final and binding on all persons having an interest in the 2005 Plan or any award.

Prohibition of Option and SAR Repricing.    The 2005 Plan expressly provides that, without the approval of a majority of the votes cast in person or by proxy at a meeting of our stockholders, the Committee may not provide for either the cancellation of outstanding options or stock appreciation rights in exchange for the grant of new options or stock appreciation rights at a lower exercise price or the amendment of outstanding options or stock appreciation rights to reduce the exercise price. Pursuant to Proposal Three, the Board of Directors has requested approval of an option exchange program that is more fully described in that proposal.

Eligibility.    Awards, other than deferred compensation awards or non-employee director awards, may be granted under the 2005 Plan only to employees and consultants of Extreme Networks or any present or future parent or subsidiary corporation or other affiliated entity. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of Extreme Networks or any parent or subsidiary corporation of Extreme Networks. Deferred compensation awards may be granted only to officers, directors and individuals who are among a select group of management or highly compensated employees. Non-employee director awards may be granted only to directors who, at the time of grant, are not employees. As of September 27, 2009 (the last day of our first fiscal quarter), we had approximately 788 employees (including four executive officers) and five non-employee directors who are eligible under the 2005 Plan.

Stock Options.    The Committee may grant nonstatutory stock options, incentive stock options within the meaning of Section 422 of the Code, or any combination of these. The exercise price of each option may not be less than the fair market value of a share of our common stock on the date of grant. Any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of Extreme Networks or any parent or subsidiary corporation of Extreme Networks (a “10% Stockholder”) must have an exercise price equal to at least 110% of the fair market value of a share of common stock on the date of grant. On September 25, 2009 (the last business day of our first fiscal quarter), the closing price of our common stock on the NASDAQ National Market was $2.88 per share.

The 2005 Plan provides that the option exercise price may be paid in cash or its equivalent; by means of a broker-assisted cashless exercise; by tender to Extreme Networks of shares of common stock owned by the participant having a fair market value not less than the exercise price (to the extent legally permitted); by means of a net-exercise procedure; by such other lawful consideration as approved by the Committee; or by any combination of these. Nevertheless, the Committee may restrict the forms of payment permitted in connection with any option grant. No option may be exercised unless the participant has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option, including, if permitted or required by Extreme Networks, through the participant’s surrender of a portion of the option shares to Extreme Networks.

Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Committee. The maximum term of any option granted under the 2005 Plan is seven years, provided that an incentive stock option granted to a 10% Stockholder must have a term not exceeding five years. Unless otherwise permitted by the Committee, an option generally will remain exercisable for three months following the participant’s termination of service, provided that if service terminates as a result of the participant’s death or disability, the option generally will remain exercisable for 12 months, but not later than its expiration date in any event, and provided further that an option will terminate immediately upon a participant’s termination for cause (as defined by the 2005 Plan).

Incentive stock options are nontransferable by the participant other than by will or by the laws of descent and distribution, and are exercisable during the participant’s lifetime only by the participant. However, a nonstatutory stock option may be assigned or transferred to certain family members to the extent permitted by the Committee.

Stock Appreciation Rights.    The Committee may grant stock appreciation rights either in tandem with a related option (a “Tandem SAR”) or independently of any option (a “Freestanding SAR”). A Tandem SAR requires the option holder to elect between the exercise of the underlying option for shares of common stock or the surrender of the option and the exercise of the related stock appreciation right. A Tandem SAR is exercisable only at the time and to the extent that the related stock option is exercisable, while a Freestanding SAR is exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as may be specified by the Committee. The exercise price of a Tandem SAR will be the same as the exercise price of the related option, and the exercise price of a Freestanding SAR may not be less than the fair market value of a share of our common stock on the date of grant.

Upon the exercise of any stock appreciation right, the participant is entitled to receive an amount equal to the excess of the fair market value of the underlying shares of common stock as to which the right is exercised over the aggregate exercise price for such shares. Payment of this amount upon the exercise of a Tandem SAR may be made only in shares of common stock whose fair market value on the exercise date equals the payment amount. At the Committee’s discretion, payment of this amount upon the exercise of a Freestanding SAR may be made in cash or shares of common stock. The maximum term of any stock appreciation right granted under the 2005 Plan will be amended to be seven years.

Stock appreciation rights are generally nontransferable by the participant other than by will or by the laws of descent and distribution, and are generally exercisable during the participant’s lifetime only by the participant. If permitted by the Committee, a Tandem SAR related to a nonstatutory stock option and a Freestanding SAR may be assigned or transferred to certain family members to the extent permitted by the Committee. Other terms of stock appreciation rights are generally similar to the terms of comparable stock options.

Restricted Stock Awards.    The Committee may grant restricted stock awards under the 2005 Plan either in the form of a restricted stock purchase right, giving a participant an immediate right to purchase common stock, or in the form of a restricted stock bonus, in which stock is issued in consideration for services to Extreme Networks rendered by the participant. The Committee determines the purchase price payable under restricted stock purchase awards, which may be less than the then current fair market value of our common stock. Subject to the minimum vesting requirements described above under “Certain Award Limits,” restricted stock awards may be subject to vesting conditions based on such service or performance criteria as the Committee specifies, including the attainment of one or more performance goals similar to those described below in connection with performance awards. Shares acquired pursuant to a restricted stock award may not be transferred by the participant until vested. Unless otherwise provided by the Committee, a participant will forfeit any shares of restricted stock as to which the vesting restrictions have not lapsed prior to the participant’s termination of service. Unless otherwise determined by the Committee, participants holding restricted stock will have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award.

Restricted Stock Units.    The Committee may grant restricted stock units under the 2005 Plan, which represent rights to receive shares of our common stock at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s services to Extreme Networks. The Committee may grant restricted stock unit awards subject to the attainment of one or more performance goals similar to those described below in connection with performance awards, or may make the awards subject to vesting conditions similar to those applicable to restricted stock awards and subject to the minimum vesting requirements described above under “Certain Award Limits.” Unless otherwise provided by the Committee, a participant will forfeit any restricted stock units which have not vested prior to the participant’s termination of service. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of common stock are issued in settlement of such awards. However, the Committee may grant restricted stock units that entitle their holders to dividend equivalent rights, which are rights to receive additional restricted stock units for a number of shares whose value is equal to any cash dividends we pay.

Performance Awards.    The Committee may grant performance awards subject to such conditions and the attainment of such performance goals over such periods as the Committee determines in writing and sets forth in a written agreement between Extreme Networks and the participant, subject to the minimum vesting requirements described above under “Certain Award Limits.” These awards may be designated as performance shares or performance units, which consist of unfunded bookkeeping entries generally having initial values equal to the fair market value determined on the grant date of a share of common stock in the case of performance shares, and a monetary value established by the Committee at the time of grant in the case of performance units. Performance awards will specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more performance goals are attained within a predetermined performance period. To the extent earned, performance awards may be settled in cash, shares of common stock (including shares of restricted stock that are subject to additional vesting) or any combination thereof.

Prior to the beginning of the applicable performance period or such later date as permitted under Section 162(m) of the Code, the Committee will establish one or more performance goals applicable to the award. Performance goals will be based on the attainment of specified target levels with respect to one or more measures of business or financial performance of Extreme Networks and each subsidiary corporation consolidated with Extreme Networks for financial reporting purposes, or such division or business unit of Extreme Networks as may be selected by the Committee. The Committee, in its discretion, may base performance goals on one or more of the following such measures: revenue; sales; expenses; operating income; gross margin; operating margin; earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization; pre-tax profit; net operating income; net income; economic value added; free cash flow; operating cash flow; balance of cash, cash equivalents and marketable securities; stock price; earnings per share; return on stockholder equity; return on capital; return on assets; return on investment; employee satisfaction; employee retention; market share; customer satisfaction; product development; research and development expense; completion of an identified special project; completion of a joint venture or other corporate transaction; and new customer acquisition.

The target levels with respect to these performance measures may be expressed on an absolute basis or relative to a standard specified by the Committee. The degree of attainment of performance measures will be calculated in accordance with generally accepted accounting principles, but prior to the accrual or payment of any performance award for the same performance period, and, according to criteria established by the Committee, excluding the effect (whether positive or negative) of changes in accounting standards or any extraordinary, unusual or nonrecurring item occurring after the establishment of the performance goals applicable to a performance award.

Following completion of the applicable performance period, the Committee will certify in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The Committee retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable on the basis of the performance goals attained to a participant who is an executive officer treated as a “covered employee” within the meaning of Section 162(m) of the Code. However, no such reduction may increase the amount paid to any other participant. The Committee may make positive or negative adjustments to performance award payments to participants other than covered employees to reflect the participant’s individual job performance or other factors determined by the Committee. In its discretion, the Committee may provide for a participant awarded performance shares to receive dividend equivalent rights with respect to cash dividends paid on our common stock. The Committee may provide for performance award payments in lump sums or installments pursuant to a schedule elected by the participant.

Unless otherwise provided by the Committee, if a participant’s service terminates due to the participant’s death or disability prior to completion of the applicable performance period, the final award value will be determined at the end of the performance period on the basis of the performance goals attained during the entire performance period but will be prorated for the number of months of the participant’s service during the performance period. If a participant’s service terminates prior to completion of the applicable performance period for any other reason, the 2005 Plan provides that, unless otherwise determined by the Committee, the performance award will be forfeited. No performance award may be sold or transferred other than by will or the laws of descent and distribution prior to the end of the applicable performance period.

Deferred Compensation Awards.    The 2005 Plan authorizes the Committee to establish a deferred compensation award program. If and when implemented, participants designated by the Committee who are officers, directors or individuals who are among a select group of management or highly compensated employees may elect to receive an award of deferred stock units in lieu of compensation otherwise payable in cash or in lieu of cash or shares of common stock issuable upon the exercise or settlement of stock options, stock appreciation rights or performance share or performance unit awards. Each such deferred stock unit represents a right to receive one share of our common stock at a future date determined in accordance with the participant’s award agreement. Deferred stock units will be settled by distribution to the participant of a number of whole shares of common stock equal to the number of deferred stock units subject to the award on a settlement date elected by the participant at the time of his or her election to receive the deferred stock unit award. Participants are not required to pay any additional consideration in connection with the settlement of a deferred stock units. A holder of deferred stock units has no voting rights or other rights as a stockholder until shares of common stock are issued to the participant in settlement of the deferred stock units. However, participants holding deferred stock units will be entitled to dividend equivalent rights with respect to any payment of cash dividends on an equivalent number of shares of common stock. Such dividend equivalents will be credited in the form of additional whole deferred stock units. Prior to settlement, deferred stock units may not be assigned or transferred other than by will or the laws of descent and distribution.

Cash-Based Awards and Other Stock-Based Awards.    The Committee may grant cash-based awards or other stock-based awards in such amounts and subject to such terms and conditions as the Committee determines. Cash-based awards will specify a monetary payment or range of payments, while other stock-based awards will specify a number of shares or units based on shares or other equity-related awards. Subject to the minimum vesting requirements described above under “Certain Award Limits,” such awards may be subject to vesting conditions based on continued performance of service or subject to the attainment of one or more performance goals similar to those described above in connection with performance awards. Settlement of awards may be in cash or shares of common stock, as determined by the Committee. A participant will have no voting rights with respect to any such award unless and until shares are issued pursuant to the award. The committee may grant dividend equivalent rights with respect to other stock-based awards. The effect on such awards of the participant’s termination of service will be determined by the Committee and set forth in the participant’s award agreement.

Non-employee Director Awards.    The Committee may, from time to time, establish awards to be granted on a periodic, nondiscriminatory basis to all members of our Board of Directors who are not employees of Extreme Networks or any affiliate of Extreme Networks. Additional awards may be granted to non-employee directors in consideration of service on one or more committees of the board, service as chairman of one or more committees of the board, service as chairman or lead director of the board or the individual’s initial appointment or election to the board. Non-employee director awards may be granted at the Committee’s discretion in the form of nonstatutory stock options, stock appreciation rights, restricted stock or restricted stock units having such vesting terms as the administrator determines and other terms and conditions substantially similar to those described above under the applicable type of award. Subject to the following limits, the Committee will determine the numbers of shares for which non-employee director awards are granted. A director may not be granted a non-employee director award for more than 200,000 shares in any fiscal year, except that this limit may be increased by up to an additional 200,000 shares in the fiscal year in which the individual is first appointed or elected to the board, up to an additional 100,000 shares in any fiscal year in which the director is serving as the chairman or lead director of the board, by up to an additional 75,000 shares for each committee of the board on which the director is serving as chairman, and by up to an additional 50,000 shares for each committee of the board on which the director is serving other than as chairman.

Change in Control.    Unless otherwise defined in a participant’s award or employment agreement, the 2005 Plan provides that a “Change in Control” occurs upon (a) a person or entity (with certain exceptions described in the 2005 Plan) becoming the direct or indirect beneficial owner of more than 50% of Extreme Networks’ voting stock, (b) a liquidation or dissolution of Extreme Networks, or (c) the occurrence of any of the following events upon which the stockholders of Extreme Networks immediately before the event do not retain immediately after the event direct or indirect beneficial ownership of more than 50% of the voting securities of Extreme Networks, its successor or the entity to which the assets of the company were transferred: (i) a sale or exchange by the stockholders in a single transaction or series of related transactions of more than 50% of Extreme Networks’ voting stock; (ii) a merger or consolidation in which Extreme Networks is a party; or (iii) the sale, exchange or transfer of all or substantially all of the assets of Extreme Networks (other than a sale, exchange or transfer to one or more subsidiaries of Extreme Networks).

If a Change in Control occurs, the surviving, continuing, successor or purchasing entity or its parent may, without the consent of any participant, either assume or continue outstanding options and stock appreciation rights or substitute substantially equivalent options or rights for its stock. Any options or stock appreciation rights which are not assumed or continued in connection with a Change in Control or exercised prior to the Change in Control will terminate effective as of the time of the Change in Control. The Committee may provide for the acceleration of vesting of any or all outstanding options and stock appreciation rights upon such terms and to such extent as it determines. The 2005 Plan also authorizes the Committee, in its discretion and without the consent of any participant, to cancel each or any outstanding option or stock appreciation right upon a Change in Control in exchange for a payment to the participant with respect each vested share (and each unvested share if so determined by the Committee) subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the Change in Control transaction over the exercise price per share under the award. Finally, the Committee, in its discretion, may provide in the event of a Change in Control for the acceleration of vesting and/or settlement of any restricted stock award, restricted stock unit award, performance share or performance unit award, deferred compensation award, or cash-based or other stock-based award held by a participant upon such conditions and to such extent as determined by the Committee.

Awards Subject to Section 409A of the Code.    Certain awards granted under the 2005 Plan may be deemed to constitute “deferred compensation” within the meaning of Section 409A of the Code, providing rules regarding the taxation of nonqualified deferred compensation plans, and such regulations or other administrative guidance that may be issued pursuant to Section 409A. Any such awards will be required to comply with the requirements of Section 409A. Notwithstanding any provision of the 2005 Plan to the contrary, the Committee is authorized, in its sole discretion and without the consent of any participant, to amend the 2005 Plan or any award agreement as it deems necessary or advisable to comply with Section 409A.

Termination or Amendment.    The 2005 Plan will continue in effect until its termination by the Committee, provided that no awards may be granted under the 2005 Plan following the tenth anniversary of the 2005 Plan’s effective date, which will be the date on which it is approved by the stockholders. The Committee may terminate or amend the 2005 Plan at any time, provided that no amendment may be made without stockholder approval that would increase the maximum aggregate number of shares of stock authorized for issuance under the 2005 Plan, change the class of persons eligible to receive incentive stock options or require stockholder approval under any applicable law, regulation or rule. No termination or amendment may affect any outstanding award unless expressly provided by the Committee, and, in any event, may not adversely affect an outstanding award without the consent of the participant unless necessary to comply with any applicable law, regulation or rule, including, but not limited to, Section 409A of the Code, or unless expressly provided in the terms and conditions governing the award.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2005 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Incentive Stock Options.    A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option. Participants who do not dispose of their shares within two years following the date the option was granted or within one year following the exercise of the option will normally recognize a capital gain or loss upon the sale of the shares equal to the difference, if any, between the sale price and the purchase price of the shares. If a participant satisfies such holding periods upon a sale of the shares, we will not be entitled to any deduction for federal income tax purposes. If a participant disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the option exercise date and the exercise price (not to exceed the gain realized on the sale) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

In general, the difference between the option exercise price and the fair market value of the shares on the date when an incentive stock option is exercised is treated as an adjustment in computing income that may be subject to the alternative minimum tax, which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to participants subject to the alternative minimum tax.

Nonstatutory Stock Options.    Options not designated or qualifying as incentive stock options are nonstatutory stock options having no special tax status. A participant generally recognizes no taxable income upon receipt of such an option. Upon exercising a nonstatutory stock option, the participant normally recognizes ordinary income equal to the difference between the exercise price paid and the fair market value of the shares on the date when the option is exercised. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the exercise date, will be taxed as capital gain or loss. We generally should be entitled to a tax deduction equal to the amount of ordinary income recognized by the participant as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code.

Stock Appreciation Rights.    A Participant recognizes no taxable income upon the receipt of a stock appreciation right. Upon the exercise of a stock appreciation right, the participant generally will recognize ordinary income in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant in connection with the exercise of the stock appreciation right, except to the extent such deduction is limited by applicable provisions of the Code.

Restricted Stock.    A participant acquiring restricted stock generally will recognize ordinary income equal to the excess of the fair market value of the shares on the “determination date” over the price paid, if any, for such shares. The “determination date” is the date on which the participant acquires the shares unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture (e.g., when they become vested). If the determination date follows the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to designate the date of acquisition as the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date on which the shares are acquired. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the determination date, will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Restricted Stock Unit, Performance, Cash-Based and Other Stock-Based Awards.    A participant generally will recognize no income upon the grant of a restricted stock unit, performance share, performance unit, cash-based or other stock-based award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of settlement in an amount equal to the cash received and the fair market value of any substantially vested shares of stock received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above under “Restricted Stock.” Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the determination date (as defined above under “Restricted Stock”), will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Deferred Compensation Awards.    A participant generally will recognize no income upon the receipt of deferred stock units. Upon the settlement of deferred stock units, the participant normally will recognize ordinary income in the year of settlement in an amount equal to the fair market value of the shares received. Upon the sale of the shares received, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the date the shares were transferred to the participant, will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant, except to the extent such deduction is limited by applicable provisions of the Code.

New Plan Benefits Under The 2005 Plan

Because future awards under the 2005 Plan will be set from time-to-time by the Committee, the type, number and other terms of future grants generally are not determinable. However, as more fully described below under the heading “Equity Granted to Certain Persons,” as of September 25, 2009 (the last day of our fiscal quarter), an outstanding obligation to grant 450,000 additional options to Mr. Corey in connection with his appointment as an officer of the Company existed and effective as of October 21, 2009, an additional obligation existed to grant Mr. Corey 100,000 options in connection with his appointment as Acting President and Chief Executive Officer. The aggregate awards are as follows:

2005 Plan
Name	Number of Options
Bob L. Corey	550,000
Acting President and Chief Executive Officer/Senior Vice President and Chief Financial Officer

Future awards with respect to all other executive officers, officers and directors are not determinable and the Committee does not have a present intent to make any other specific grants.

Equity Granted to Certain Persons

The aggregate numbers of shares of common stock subject to options and shares of restricted stock granted to certain persons under the 2005 Plan since its inception and through September 27, 2009 (the last day of our first fiscal quarter) are as follows:

Name	Aggregate numbers of shares of common stock subject to options granted under the 2005 Plan from its inception to September 27, 2009	Aggregate numbers of shares of restricted stock granted under the 2005 Plan from its inception to September 27, 2009	Total numbers of common stock subject to options and restricted stock under the 2005 Plan from its inception to September 27, 2009
Bob L. Corey(1) Acting President and Chief Executive Officer Senior Vice President and Chief Financial Officer	75,000	15,000	90,000
Helmut Wilke Senior Vice President, Worldwide Sales	550,000	—	550,000
Mark A. Canepa Former President, Chief Executive Officer and Director	1,690,000	100,000	1,790,000
Robert Schlossman Former Senior Vice President and General Counsel	250,000	—	250,000
All Executive Officers as a Group	2,565,000	115,000	2,680,000
All Directors Who are Not Executive Officers as a Group	825,000	101,666	926,666
All Employees as a Group	14,934,609	1,382,917	16,317,526

(1)	These stock awards were granted in connection with Mr. Corey’s service as a member of our Board of Directors. Effective July 20, 2009, Mr. Corey resigned as one of our directors and as a member of all board committees. Mr. Corey was appointed as our Senior Vice President and Chief Financial Officer, effective July 21, 2009. Under an offer letter of employment, Mr. Corey will be granted a one-time option to acquire 450,000 shares of our common stock. Mr. Corey was appointed as our Acting President and Chief Executive Officer effective October 21, 2009 and in connection with this appointment, Mr. Corey is to be granted an additional one-time option to acquire 100,000 shares of our common stock. The additional grant is not included in this table’s disclosure. The option grants will be subject to the terms and conditions of options as summarized above. Thus, the options will have a maximum term of seven (7) years (subject to earlier termination if Mr. Corey’s employment terminates). The option grants to Mr. Corey will have an exercise price equal to the fair market value of our common stock as of the date of grant. As of September 25, 2009 (the last business day of our first fiscal quarter), the closing price of our common stock on the NASDAQ National Market was $2.88 per share. The option to acquire 450,000 shares will vest and become exercisable (through the exercise means described above) over a four (4) year period commencing on the date Mr. Corey becomes an employee. The 100,000 option grant will vest in full and become exercisable (through the means described above) eighteen (18) months from October 21, 2009. The tax treatment of the options, all of which are nonqualified stock options, is summarized above under “Summary of U.S. Federal Income Tax Consequences.”

Required Vote and Board of Directors Recommendation

Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal. Abstentions will have the same effect as votes against the proposal. Broker non-votes will have no effect on the outcome of this vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND THE 2005 EQUITY INVENTIVE PLAN.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 27, 2009, certain information with respect to the beneficial ownership of our common stock by: (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock, (ii) each executive officer named in the Summary Compensation Table below, (iii) each of our directors and director nominees, and (iv) all executive officers and directors as a group.

Except as otherwise indicated, the address of each beneficial owner is c/o Extreme Networks, Inc., 3585 Monroe Street, Santa Clara, CA 95051.

Name and Address (1)	Amount and Nature of Beneficial Ownership (2)		Percent of Class (3)
Holders of Greater than 5%:
Wells Fargo & Company	6,758,258	(4)	7.6%
420 Montgomery Street
San Francisco, California 94104

Heartland Advisors, Inc.	6,303,400	(5)	7.1%
789 N. Water St. Suite 500
Milwaukee, WI 53202

Renaissance Technologies, L.L.C.	6,021,745	(6)	6.8%
800 Third Avenue, 33rd Floor
New York, NY 10022

Barclays Global Investors UK Holdings Limited	5,537,208	(7)	6.2%
1 Churchill Place Canary Wharf
London England E14 5HP

Soros Fund Management LLC	5,171,366	(8)	5.8%
888 Seventh Avenue, 33 rd Floor
New York, New York 10106

Directors and Named Executive Officers:
Bob L. Corey Acting President and Chief Executive Officer and Senior Vice President and Chief Financial Officer	155,000	(9)	*
Helmut Wilke Senior Vice President, Worldwide Sales	336,457	(10)	*
Gordon Stitt Chairman of the Board of Directors	4,025,033	(11)	4.5%
Charles Carinalli Director	484,216	(12)	*
John H. Kispert Director	8,333		*
Kenneth Levy Director	605,071	(13)	*
John C. Shoemaker Director	50,000	(14)	*
Harry Silverglide Director	156,405	(15)	*
Mark A. Canepa Former President, Chief Executive Officer and Director	966,980	(16)	1.1%
Robert S. Schlossman Former Senior Vice President and General Counsel	93,750	(17)	*

All Executive Officers and Directors as a Group	6,881,245		7.6%

*	Less than 1%
(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.
(2)	Under the rules of the Securities and Exchange Commission (“SEC”), a person is deemed to be the beneficial owner of shares that can be acquired by the person within 60 days upon the exercise of options.
(3)	Calculated on the basis of 88,959,618 shares of common stock outstanding as of September 27, 2009, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after September 27, 2009 are deemed to be outstanding for purposes of calculating that stockholder’s percentage of beneficial ownership. These shares are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.
(4)	According to a Form 13F-HR/A filed by the stockholder with the SEC on August 28, 2009.
(5)	According to a Form 13F-HR filed by the stockholder with the SEC on August 14, 2009.
(6)	According to a Form 13F-HR filed by the stockholder with the SEC on August 13, 2009.
(7)	According to a Form 13F-HR/A filed by the stockholder with the SEC on September 11, 2009.
(8)	According to a Form 13F-HR filed by the stockholder with the SEC on August 14, 2009.
(9)	Includes 140,000 shares that are subject to stock options held by Mr. Corey that may be exercised within 60 days of September 27, 2009. Effective July 20, 2009, Mr. Corey resigned as a director of the company and as a member of all Board committees. Mr. Corey was appointed as our Senior Vice President and Chief Financial Officer, effective July 21, 2009 and as our Acting President and Chief Executive Officer, effective October 21, 2009. These stock awards were granted in connection with Mr. Corey’s service as a member of our Board of Directors. Under an offer letter of employment, Mr. Corey will be granted a one-time option to acquire 450,000.
(10)	Includes 336,457 shares that are subject to stock options held by Mr. Wilke that may be exercised within 60 days of September 27, 2009.
(11)	Includes 355,000 shares that are subject to stock options held by Mr. Stitt that may be exercised within 60 days of September 27, 2009.
(12)	Includes 194,216 shares held by Charles Peter Carinalli and/or Connie Sue Carinalli, Trustees of the Carinalli Living Trust dated April 24, 1996. Includes 275,000 shares that are subject to stock options that may be exercised within 60 days of September 27, 2009.
(13)	Includes 10,000 shares held in the Gloria and Kenneth Levy Foundation, a charitable foundation with Gloria & Kenneth Levy as trustees. Includes 330,071 shares held in The Levy Family Trust, DTD 2-18-83, Gloria and Kenneth Levy are trustees. Includes 250,000 shares that are subject to stock options that may be exercised within 60 days of September 27, 2009.
(14)	Includes 31,667 shares that are subject to stock options held by Mr. Shoemaker that may be exercised within 60 days of September 27, 2009.
(15)	Includes 140,000 shares that are subject to stock options held by Mr. Silverglide that may be exercised within 60 days of September 27, 2009.
(16)	Includes 891,666 shares that are subject to stock options held by Mr. Canepa that may be exercised within 60 days of September 27, 2009.
(17)	Includes 93,750 shares that are subject to stock options held by Mr. Schlossman that may be exercised within 60 days of September 27, 2009.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Our executive compensation philosophy and objectives are to attract high quality candidates for senior leadership positions, to retain these employees and to establish a total compensation program which motivates and rewards individual and team performance in alignment with our goals, principal among which is the creation of stockholder value.

We establish market competitive target levels of total compensation, focusing on both current pay and the opportunity for long term and future compensation. Annual compensation for a given executive is determined with reference to competitive market data, experience, knowledge, skills, education, performance and importance to the business.

What Our Compensation Program Is Designed to Reward

Our compensation program is designed to motivate individual and team accountability for our absolute and relative competitive performance.

Named Executive Officers

This “Executive Compensation” section of our Proxy Statement presents compensation earned by our “named executive officers” (as defined by SEC rules). For the fiscal year ended June 28, 2009, our named executive officers and their respective titles were as follows:

Name	Title	Date of Employment

Helmut Wilke	Senior Vice President, Worldwide Sales	April 2, 2007

Mark A. Canepa	Former President, Chief Executive Officer and Director	August 30, 2006

Karen M. Rogge	Former Senior Vice President and Chief Financial Officer	April 2, 2007

Robert S. Schlossman	Former Senior Vice President and General Counsel	May 19, 2008

Biographies for our named executive officers are included in our Annual Report on Form 10-K, filed with the SEC on August 28, 2009.

Subsequent to the filing of the Annual Report on Form 10-K, Mr. Canepa resigned as our President and Chief Executive Officer on October 20, 2009. Bob L. Corey was appointed as our Acting President and Chief Executive Officer, in addition to retaining Mr. Corey’s duties as Senior Vice President, Finance and Chief Financial Officer. Mr. Canepa also concurrently resigned as a member of our Board of Directors.

Ms. Rogge resigned as our Senior Vice President and Chief Financial Officer in July 2009 and Bob L. Corey was appointed as her successor effective July 21, 2009. In connection with his appointment as Chief Financial Officer, Mr. Corey resigned as a member of our Board of Directors.

As part of a restructuring plan approved by the Board on October 20, 2009, Robert S. Schlossman’s position as Senior Vice President and General Counsel was eliminated. Diane C. Honda, a Vice President and formerly an Associate General Counsel, became General Counsel on the same day.

Compensation information regarding Mr. Corey in his role as a member of our Board of Directors is provided in Directors’ Compensation section of this Proxy Statement. Compensation information regarding

Mr. Corey in his roles as Acting President and Chief Executive Officer and Senior Vice President, Finance and Chief Financial Officer is generally not included in this Executive Compensation and Other Matters section of this Proxy Statement as he was not a “named executive officer” during the fiscal year ended June 28, 2009. However, a summary of our employment agreement with Mr. Corey in his role as Acting President and Chief Executive Officer and Senior Vice President, Finance and Chief Financial Officer is provided in the Summary of Employment and Other Agreements section of this Proxy Statement.

Compensation Process

Compensation Process

Under its charter, the Compensation Committee has responsibility for, among other things, discharging the Board’s responsibilities relating to compensation and benefits of our officers, including responsibility for evaluating and reporting to the Board on matters concerning management performance, officer compensation and benefits plans and programs. In carrying out these responsibilities, the Compensation Committee is required to review all components of executive officer compensation for consistency with our compensation philosophy.

Our CEO and our Vice President of Human Resources assist the Compensation Committee in its deliberations with respect to the compensation of the named executive officers, except that our CEO does not participate in the Compensation Committee’s deliberations regarding his own compensation determination, other than discussing his performance objectives with the Compensation Committee. The other named executive officers do not participate in the Compensation Committee’s deliberations regarding their own compensation determination, other than discussing individual performance objectives with our CEO, and our General Counsel may be present for deliberations and may provide advice to the Compensation Committee regarding legal issues associated with compensation plans and decisions. Our CEO does not have the ability to call Compensation Committee meetings, but he may attend meetings as requested by the Committee to the extent that there is no discussion of his own compensation while he is participating in the meeting. The Committee maintains the sole discretion to engage third-parties to provide support in executing the Committee’s duties under the Committee’s charter.

The Compensation Committee Chair working with the Vice President of Human Resources has established a schedule of meetings and topics to be addressed to support the committee in fulfilling their fiduciary responsibility to stockholders. At the end of the fiscal year, our CEO conducts a quantitative assessment of each named executive officer’s performance for the past fiscal year based upon the officer’s individual and team business goals and objectives. The assessment typically considers performance against the pre-defined and approved goals in addition to each named executive officer’s technical and vocational competence, on-time delivery of programs, recruitment, retention and team development expected of all named executive officers. Our CEO and our Vice President of Human Resources also review the competitive benchmarking assessments of similarly situated executives in comparable companies in our industry, the competitive position of us relative to comparable companies in our industry, and the available salary and equity merit increase budget for the company. Our CEO then makes specific recommendations to the Compensation Committee for any changes to base salary, target bonus opportunities, other cash incentives and equity awards, if appropriate. The Compensation Committee considers these proposals and makes any final approvals required in executing their duties. In addition, the Compensation Committee similarly assesses the performance of our CEO, based on the achievement of the approved financial goals, performance metrics, and strategic objectives identified to improve the company’s operating performance. Our CEO is not present at the time the Compensation Committee reviews his performance and discusses his compensation. The Compensation Committee retains an independent compensation consultant to complete the assessment by providing third-party review of plans and to provide guidance to the CEO, Vice President of Human Resources and the Committee in making compensation decisions.

Our CEO also develops our overall business plan, corporate goals and strategic objectives in consultation with the Board of Directors and translates these corporate goals into specific corporate performance metrics and performance targets for the named executive officers in coordination with the Compensation Committee. The Committee similarly establishes the specific goals and metrics for our CEO against the business plan. Based on these goals and metrics, the Committee approves annual incentive bonus plans for our executives, including the named executive officers.

Peer Group Selection and Benchmarking;

We believe it is essential to attract and retain experienced and proven performers. Accordingly, the Compensation Committee seeks to set the base salary and total compensation of our executives, including the named executive officers, at the 50th percentile of the compensation of similarly-situated executives in comparable companies in our industry with whom we directly compete in our hiring and retention of executives. However, the Compensation Committee has the authority to approve position specific compensation packages that are above or below this level based on the executive’s specific experience, knowledge, skills, education, performance and importance to the business. In addition to these factors, the Committee also considers the information provided by their advisors and the comparative compensation of our other officers when determining an individual’s actual pay level.

For our fiscal year ended June 28, 2009, the Compensation Committee engaged Radford, an Aon Consulting Company, as an independent advisor to provide competitive market data regarding the components of our executive compensation. Radford reports directly to the Compensation Committee, and works with management to gain access to compensation information. We paid the fees charged by Radford for its engagement by the Compensation Committee with respect to its services related to fiscal year 2009 compensation.

For the fiscal year ended June 28, 2009, the Committee requested that Radford independently determine the appropriate comparative framework and use the same peer group selected for the fiscal year ended June 29, 2008 to assess the pay levels and structure of our executive compensation plan. Radford gained input from our CEO, Vice President of Human Resources and members of the Compensation Committee. Radford gathered pay levels and pay design information from the Radford Executive Benchmark Survey, focused on networking and technology companies in the $200 million – $500 million revenue range. Where the survey provided insufficient information, Radford used various data sources, including general survey data to benchmark the compensation of our executives against other public high technology companies with revenue between $200 million and $500 million. Radford presented the results of their assessment to the Vice President of Human Resources and our CEO. The assessment was then used by our CEO to recommend and the Committee to evaluate changes to executive compensation for the fiscal year ended June 28, 2009.

For the Compensation Committee’s deliberations of fiscal year 2009 executive compensation, the Compensation Committee reviewed a Radford Executive Benchmark Survey which includes many of the following companies which make up our peer group :

•	3Com Corporation

•	Adaptec, Inc.

•	ADTRAN, Inc.

•	Avocent Corporation

•	Brocade Communications Systems, Inc.

•	Ciena Corporation

•	Emulex Corporation

•	F5 Networks, Inc.

•	Foundry Networks, Inc. (acquired by Brocade)

•	Harmonic Inc.

•	MRV Communications Inc

•	NETGEAR, Inc.

•	Novatel Wireless, Inc.

•	Packeteer, Inc.

•	QLogic Corporation

•	Quantum Corporation

•	Rackable Systems, Inc.

•	RadiSys Corporation

•	STEC Inc.

•	Westell Technologies, Inc.

The Radford assessment examined a range of pay levels including the 25th, 50th and 75th percentile of the applicable benchmark group to reflect a range of pay to be considered when determining individual pay elements. The Committee used this approach to understand the range of pay levels and practices to ensure pay was fair and reasonable from both an executive and stockholder perspective. Radford’s assessment and the Committee’s review covers all aspects of compensation including salary, incentives, long-term compensation, total remuneration, retention value of current equity holdings and underwater holdings.

Mr. Wilke, our Senior Vice President, Worldwide Sales, has a base salary that is within our benchmark target, but his target bonus increases his aggregate cash compensation such that it exceeds our benchmark target. His equity ownership position also exceeds our benchmark target. The Compensation Committee intended for the higher-than-benchmark aggregate cash compensation package to incentivize Mr. Wilke to achieve the company’s near-term revenue targets. In addition, the Compensation Committee wished to emphasize long term performance and a sustainable business growth plan through Mr. Wilke’s equity ownership position. Mr. Canepa, our former President and CEO, had a base salary and aggregate cash compensation (inclusive of bonus) that was within our benchmark target. However, his equity ownership position was somewhat higher than our benchmark target because our Compensation Committee wished to emphasize long term performance for our CEO. Ms. Rogge, our former Senior Vice President and Chief Financial Officer, had a base salary and aggregate cash compensation which was higher than our benchmark target because this level of compensation was necessary to recruit a Chief Financial Officer with the necessary experience and skills for the position and to provide a sufficient incentive for Ms. Rogge to accept the position. Mr. Schlossman, our former Senior Vice President and General Counsel, had a base salary and aggregate cash compensation which was within our benchmark target. We further explain the various components of each of these executive’s compensation programs below.

Compensation Program Elements and How Each Element is Chosen

Hiring, developing and retaining our human capital are essential to executing our corporate strategy and meeting our milestones and objectives. The objective of our compensation program is to attract high quality candidates for senior leadership positions, to retain these employees, and to establish a total compensation program which motivates and rewards individual and team performance in alignment with our goals and the creation of stockholder value. To achieve this objective, the Compensation Committee believes that the named executive officers must be offered competitive:

•	base salary;

•	annual cash incentives;

•	long-term equity incentives;

•	change in control and severance benefits; and

•	benefits plans.

The Compensation Committee does not have a set formula for determining the mix of pay elements for named executive officers. Our compensation packages are designed to compete with other networking companies with which we compete for talent. Each element of our compensation program is designed to support our overall compensation objectives and provide the optimal balance between fixed and variable compensation and cash and equity compensation. A competitive base salary and benefits plan are offered to attract and retain talented employees, while variable compensation elements such as annual cash incentives and long-term equity incentives are intended to encourage and reward employees who help achieve our overall corporate goals and their individual employee objectives. The variable and fixed compensation elements are balanced to reward short-term performance with annual cash incentives and long-term performance with equity incentives, which also align the interests of our employees with those of our stockholders. The vesting schedules for equity awards also help encourage employee retention. We offer a comprehensive benefits package of healthcare, disability and insurance coverage as well as an employee-funded, employer-matched 401(k) retirement plan. Our Board of Directors suspended the employer-matched component of our 401(k) retirement effective April 1, 2009 in order to reduce expense to address challenges resulting from the economic downturn.

Other than certain change in control and severance benefits, our executives generally receive only compensation elements that are provided to our rank-and-file employees.

Base Salary

Base salary is the fixed, primary element of compensation for our named executive officers. At the time of the hiring of any named executive officer, we negotiate an initial base salary with the executive. Generally, negotiations are conducted by our CEO and our Vice President of Human Resources on our behalf. The Compensation Committee or the Board of Directors generally consults with our CEO on negotiations and approves a competitive range for base salaries for newly-hired named executive officers. The Compensation Committee seeks to negotiate base salaries for executives consistent with our philosophy to pay at or around the 50th percentile, depending on the specific position and the base salaries of similarly-situated executives in comparable companies in our industry with whom we directly compete in our hiring and retention of executives (see “Peer Group Selection and Benchmarking; Compensation Consultant,” above). This pay level target allows the company to provide a reasonable level of pay to employees with required skills while also controlling the companies fixed expenses. In addition, the Compensation Committee has the authority to negotiate and/or set base salaries as deemed appropriate to attract specific candidates, based on their experience, knowledge, skills, education and our needs.

Each fiscal year, the Compensation Committee, in consultation with our CEO, our Vice President of Human Resources, and Radford, reviews the base salaries of the named executive officers and determines whether any changes are appropriate for the next fiscal year. During this review, the Compensation Committee takes multiple factors into consideration. In July 2008, the Compensation Committee evaluated the performance during the fiscal year ended June 29, 2008 for each of the named executive officers and the competitive benchmark information provided by Radford related to each officer’s compensation and other appropriate factors. The Compensation Committee approved a $10,000 base salary increase for Mr. Wilke for fiscal year 2009, from $275,000 to $285,000 (an increase of 4%) based on the competitive base salary data for similarly-situated executives. This increase was consistent with the increase in our base salary budget for employees as a whole. The Compensation Committee did not approve a base salary increase for Mr. Canepa for fiscal year 2009 based on comparable pay for similarly-situated executives. The Compensation Committee also did not approve a base salary increase for Ms. Rogge for fiscal year 2009 based on comparable pay for similarly-situated executives. However, in July 2008, the Compensation Committee approved a lump sum bonus for Ms. Rogge of $14,000, approximately 4% of her base salary of $350,000. This bonus was intended to recognize Ms. Rogge for work completed in the year ended June 29, 2008 while not increasing her base salary which was above our target when compared to similarly-situated executives. Subject to continued employment, the bonus was payable at a rate of $4,000 on April 1, 2009 and $10,000 on October 1, 2009. Prior to Ms Rogge’s resignation on July 20, 2009, she received the $4,000 payment, but she is no longer entitled to receive the $10,000 payment. The Compensation Committee did not consider or make any changes to Mr. Schlossman’s base salary due to his recent start of employment with us during the fiscal year ending June 29, 2008.

Cash Incentives and Bonuses

Each fiscal year, the Compensation Committee approves incentive bonus plans to provide cash bonus payments to officers and employees, including the named executive officers, based upon attainment of annual corporate objectives approved by the Board. Mr. Wilke, our Senior Vice President, Worldwide Sales, participates in the executive incentive bonus plan in addition to a sales commission-based cash bonus program. The Compensation Committee approves the specific target incentive opportunities for each named executive officer after considering input from our CEO, competitive benchmark information provided by Radford and the annual operating plan. For the fiscal year ending June 28, 2009, the Compensation Committee approved an increase in the incentive opportunity for Mr. Canepa from 70% to 85% of his then current base salary based on competitive market data for similarly-situated executives and the Committee’s desire to increase incentives to improve the business and create stockholder value.

The Compensation Committee reviews and approves the executive incentive bonus plans early in each fiscal year and approves the actual payouts under the plans after the end of the fiscal year. These plans are designed to deliver short-term cash incentive compensation for achieving business goals to each named executive officer at or around the 50th percentile of the compensation of similarly-situated executives in comparable companies in our industry, while allowing payments at or around the 75th percentile for significantly exceeding the corporate objectives. This approach, which is consistent with our philosophy to pay for performance, will lead to variability from year to year in the bonus payments earned by the named executive officers.

2009 Executive Incentive Bonus Plan

In July 2008, our Board, upon the recommendation of the Compensation Committee, approved the terms of our Fiscal 2009 Executive Incentive Bonus Plan (the “2009 Bonus Plan”). No bonuses were paid to our named executive officers for Fiscal 2009 under the 2009 Bonus Plan.

The 2009 Bonus Plan provided for the payment of cash bonuses based on achievement of our revenue and operating profit objectives. The Compensation Committee selected revenue and operating profit as the most important metrics for determining bonus payments because the Compensation Committee believed that success in these areas would most directly benefit stockholders. The Compensation Committee believed that the 2009 operating profit and revenue objectives were challenging targets that served as incentives to our officers, including the named executive officers, and were not merely modest targets where achievement was relatively assured. We do not disclose our specific revenue or profit targets because of the competitive nature of this information.

Under the 2009 Bonus Plan, the bonus payments to executives were calculated as follows:

Step #1: Corporate performance is measured to determine the percent of achievement against the approved revenue and operating profit objectives (the “Corporate Achievement Percentage”). There is equal weighting allocated to each of the revenue and operating profit objectives, and the Corporate Achievement Percentage does not vary based on an executive’s position and responsibilities. Under the plan, the Corporate Achievement Percentage could have ranged from 0% to a maximum of 200% based on achievement of these objectives.

Step #2: Actual incentives are calculated based on multiplying the Corporate Achievement Percentage by (i) a target incentive for each executive which is expressed as a percent of base salary (“Individual Target Bonus”) and (ii) wages actually earned during fiscal year 2009 (except for Mr. Wilke whose bonus payment is calculated based on the Corporate Achievement Percentage multiplied by $78,000). The Individual Target Bonus percentages for Mr. Canepa, Ms. Rogge and Mr. Schlossman were 85%, 60% and 40%, respectively.

The actual realized Corporate Achievement Percentage was 0% for the fiscal year ended June 28, 2009. As a result, no bonuses were paid to our named executive officers for Fiscal 2009 under the 2009 Bonus Plan.

2009 SVP Sales Commission Program

In July 2008, the Compensation Committee approved the terms of a commission bonus program (the “2009 SVP Sales Commission Program”) for Mr. Wilke, separate from and in addition to the amount that could be earned under the 2009 Bonus Plan. The bonus program is derived from our overall sales revenue quota levels for Mr. Wilke. The total target bonus for fiscal 2009 for Mr. Wilke was $183,000, while the actual bonus earned by Mr. Wilke was $154,200. As with the performance targets established for the named executive officers, the Compensation Committee believed that the 2009 revenue objectives were challenging targets that served as incentives to Mr. Wilke and are not merely modest targets where achievement was relatively assured.

Equity Compensation Awards

Equity compensation has traditionally been a prominent element of our executive compensation program which provides long-term incentives to our executives. Equity awards align the interests of our executives with those of our stockholders because the value of the equity awards will increase only when we perform. They also help to retain executives because they generally are subject to vesting in connection with continued service over a specified period of time.

2005 Equity Incentive Plan

Under our 2005 Equity Incentive Plan (the “2005 Plan”), we may grant stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, and other share-based or cash-based awards to employees and consultants. The 2005 Plan also authorizes the grant of awards of stock options, stock appreciation rights, restricted stock, and restricted stock units to non-employee members of the Board of Directors and deferred compensation awards to officers, directors and certain management or highly compensated employees. The 2005 Plan replaces the 1996 Stock Option Plan (the “1996 Plan”), 2000 Nonstatutory Stock Option Plan (the “2000 Plan”) and 2001 Nonstatutory Stock Option Plan (the “2001 Plan”). The 2005 Plan authorizes the issuance of up to 12,000,000 shares of our common stock. In addition, 11,000,000 shares subject to awards outstanding under the 1996 Plan, the 2000 Plan, and the 2001 Plan that expired have been added to the number of shares available for future grant under the 2005 Plan. As of September 27, 2009, 8,527,958 shares were available for future grant under the 2005 Plan.

Under the 2005 Plan, all stock options must be granted with an exercise price per share that is not less than the fair market value of a share of our common stock on the effective date of grant of the option. For additional information, refer to “Proposal Number Four, Amendment of the 2005 Equity Incentive Plan.”

New Hire Grants; Promotional Grants

Generally, we grant equity awards to our new employees, including our named executive officers, in connection with the start of their employment. At the time of the hiring of any named executive officer, we negotiate equity compensation with the executive. Generally, negotiations are conducted by our CEO and our Vice President of Human Resources on our behalf. The Compensation Committee or the Board of Directors generally consults with our CEO on negotiations and approves the negotiated equity compensation for newly-

hired named executive officers. From time to time, we also grant equity awards in connection with the promotion of employees. The Compensation Committee seeks to negotiate equity compensation for any newly-hired or promoted executives, including named executive officers, at the 50th percentile, depending on the specific position, of the equity compensation of similarly-situated executives in comparable companies in our industry (see “Peer Group Selection and Benchmarking; Compensation Consultant,” above). For this purpose, the benchmark value attributed to equity compensation is based on examining the Black-Scholes value of options and the number of shares underlying options as a percent of outstanding shares of common stock. The Compensation Committee may approve a grant above or below this level based on information from our CEO and our Vice President of Human Resources and considering the specific goals for attracting or retaining the executive based on several factors including experience, knowledge, skills, education and our needs.

New-hire stock options granted to named executive officers generally vest as follows: one-fourth vests one year after the officer’s employment start date, and the remaining shares vest monthly over the following three years at a rate of 1/48th of the entire option each month, subject to the officer’s continued employment with us. Promotional stock options granted to named executive officers generally vest as follows: monthly over the four years following the date of grant at a rate of 1/48th of the entire option each month, subject to the officer’s continued employment with us. However, the Board or the Compensation Committee has approved certain exceptions to vesting schedules for new-hire and promotional equity awards in the past. For example, see “Change in Control and Severance Agreements,” below.

Named executive officers received the following negotiated equity compensation packages in the fiscal year ended June 28, 2009 in connection with the start of their employment with us in the fiscal year ended June 29, 2008:

Named Executive Officer	Equity Award Grant Date	Number of Shares Subject to Stock Option Grant Approved	Other Equity Award, If Any
Robert S. Schlossman Former Senior Vice President and General Counsel	November 5, 2008	250,000	None

There were no promotional grants to named executive officers in fiscal year 2009.

Annual Merit Grants

We have typically granted each named executive officer an additional stock option grant on an annual basis, with the goal of providing continued incentives to retain strong executives and improve corporate performance. Our executive officers generally receive annual stock option grants concurrently with our other employees at the time of our annual merit-based stock option grant considerations. Each fiscal year at this time, the Compensation Committee, in consultation with our CEO and our Vice President of Human Resources, reviews the equity compensation of the named executive officers and determines whether any changes are appropriate. During the review, the Compensation Committee takes multiple factors into consideration. In the fiscal year ended June 28, 2009, the Compensation Committee targeted the equity compensation for each named executive officer at the 50th percentile, depending on the specific position, of the compensation of similarly-situated executives in comparable companies in our industry (see “Peer Group Selection and Benchmarking; Compensation Consultant,” above). After reviewing market data for each named executive officer’s position, the Compensation Committee considers each executive’s experience, scope of responsibilities, performance, and expected future contribution to our business and stockholder value, vested and unvested equity holdings and underwater options before approving the grants.

Merit based annual stock options granted to named executive officers generally vest as follows: monthly over the four years following the date of grant at a rate of 1/48th of the entire option each month, subject to the officer’s continued employment with us. However, the Board or the Compensation Committee has approved certain exceptions to vesting schedules in the past.

In November 2008, the Compensation Committee evaluated the performance of each of Mr. Wilke and Ms. Rogge for the fiscal year ended June 29, 2008, the competitive benchmark information related to each officer’s compensation and other appropriate factors. The following table sets forth information regarding options granted to these named executive officer during the 2009 fiscal year:

Named Executive Officer	Equity Award Grant Date	Number of Shares Subject to Stock Option Grant Approved	Other Equity Award, If Any
Helmut Wilke Senior Vice President, Worldwide Sales	November 5, 2008	50,000	None

Karen M. Rogge Former Senior Vice President and Chief Financial Officer	November 5, 2008	50,000	None

The Compensation Committee did not make an annual merit grant to Mr. Canepa in fiscal 2009 because he received an “above target” grant in fiscal 2008. During fiscal 2008 to support our strategic initiatives and address retention concerns, the Compensation Committee established an equity strategy to provide executives with an above target merit grant that was similar in size to a new hire grant. Each executive’s grant was divided equally into a “standard option” and a “retention option” for vesting purposes. Based on the considerations described above, in October 2007, the Compensation Committee recommended to the Board, and the Board approved the grant of options to purchase 840,000 shares of common stock to Mr. Canepa. The options were split equally between a “standard option” and a “retention option.”

In fiscal 2009, the Board did not approve an annual merit grant for Mr. Schlossman due to his recent start of employment with us in the fiscal year ended June 29, 2008.

Award Granting Procedures; Policy on Timing of Equity Grants

Our process with regard to grants of equity compensation awards to Board members, officers, and non-officer employees is as follows:

•

The general practice for equity awards is to make grants once per quarter, during open trading windows only, on the second trading day following the public announcement of quarterly financial results, pursuant to a list to be circulated to the appropriate granting authority prior to the proposed approval date.

•	All grants are to be approved by the Compensation Committee.

•	Grants are to be approved at Compensation Committee meetings (not by unanimous written consent, except in extraordinary circumstances).

•	There is to be no delegated granting authority to management.

•	The Board and management are to continue monitoring processes and policies recommended by the U.S. Securities and Exchange Commission, self-regulatory authorities and outside advisors.

•

All Board and Compensation Committee minutes are to be circulated to the directors as soon as reasonably practicable (generally, within two weeks of meeting). Counsel should attend all Board and Compensation Committee meetings.

•	The Board has directed management to propose a mechanism for monitoring compliance with and reporting to the Board on our policies and procedures relating to options grants.

These new processes were adopted by the Board in April 2007, and are designed to ensure that we continue to employ best practices and procedures with respect to equity compensation awards.

In addition, we monitor the number of shares that we are utilizing for all of our equity compensation programs, including new hire grants, promotional grants and annual merit grants, in order to prudently manage stock option expense and potential dilution of stockholder ownership. The Compensation Committee in consultation with Radford approved a target gross equity pool that could be used for all grants issued to new hires, promotion grants and merit grants, and to reflect industry practices for managing the overall stock option burn rate. In compliance with industry best practices and guidance from Risk Metrics’ Institutional Stockholder Services (ISS), the Compensation Committee examines the trends for burn rate levels and equity vehicles to manage the plan within the standards and norms established by ISS. Our dilution rate is measured as a gross number of equity awards in a given year, expressed as a percentage of the outstanding common stock at the end of each fiscal year.

Change in Control and Severance Agreements

Each of our named executive officers are employed at-will. However, from time to time, we implement plans or enter into agreements that would provide benefits payable to certain employees, including named executive officers, in connection with the termination of employment, a change in our control or other situations. The Compensation Committee considers plans, agreements and benefits in order to be competitive in the hiring and retention of employees, including named executive officers, in comparison with comparable companies with which we compete for talent. In addition, these benefits are intended to retain our officers during the pendency of a proposed change in control transaction and align the interests of our officers with our stockholders in the event of a change in control. We believe that proposed or actual change in control transactions can adversely impact the morale of officers and create uncertainty regarding their continued employment. Without these benefits, officers may be tempted to leave us prior to the closing of the change in control, especially if they do not wish to remain with the entity after the transaction closes, and any departures could jeopardize the consummation of the transaction or our interests if the transaction does not close. The Compensation Committee believes that these benefits therefore serve to enhance stockholder value in the transaction, and align the officers’ interest with those of our stockholders in change in control transactions.

These agreements with the named executive officers are described under “Summary of Employment and Other Agreements” elsewhere in this Proxy Statement. The potential payments that each of the named executive officers would have received if a change in control or termination of employment would have occurred on June 26, 2009 (the last business day of the last fiscal year) are set forth under the section titled “Potential Payments Upon Termination or Change in Control” elsewhere in this Proxy Statement.

Other Benefits

We provide other customary benefits that are comprehensive and apply uniformly to all of our employees, including our named executive officers. The purpose of this element of compensation is to provide assurance of financial support in the event of illness or injury, encourage retirement savings and encourage additional equity ownership by our employees. Our employee benefits program includes medical, dental, prescription drug, Medical and Dependent Care Flexible Spending contribution, vision care, disability insurance, life insurance benefits, business travel insurance, 401(k) savings plan with employer match (which was suspended effective April 1, 2009, due to business conditions), educational assistance, employee assistance program and holidays. We do not include a fixed vacation allowance for named executive officers, as they typically travel extensively and are required to be available to us even while vacationing. We do not provide a defined benefit retirement pension plan, supplemental life insurance or the use of company vehicles to our named executive officers.

In January 1999, the Board of Directors approved the adoption of the Extreme Networks 1999 Employee Stock Purchase Plan (the “Purchase Plan”). On December 2, 2005, the stockholders approved an amendment to the Purchase Plan to increase the maximum number of shares of common stock that may be issued under the plan by 5,000,000 to a total of 12,000,000 shares. The Purchase Plan permits eligible employees, including the named executive officers, to acquire shares of our common stock through periodic payroll deductions of up to 15% of total compensation. No more than 625 shares may be purchased on any purchase date per employee, and each offering period has a maximum duration of 3 months. The price at which the common stock may be purchased is 85% of the lesser of the fair market value of our common stock on the first day of the applicable offering period or on the last day of the respective purchase period. Through September 27, 2009, our named executive officers have not participated in the Purchase Plan.

Tax Considerations

The Compensation Committee has considered the provisions of Section 162(m) of the Internal Revenue Code and related Treasury Department regulations, which restrict deductibility of executive compensation paid to our named executive officers holding office at the end of any year to the extent this compensation exceeds $1,000,000 for any of these officers in any year and does not qualify for an exception under the statute or regulations. Income from options granted under our stockholder-approved stock option plan would generally qualify for an exemption from these restrictions so long as the options are granted by a committee whose members are “outside directors” (as defined by Section 162(m)) and have an exercise price no less than the fair market value of the shares on the date of grant. We expect that the Compensation Committee will continue to be comprised solely of outside directors, and that any options granted to our executive officers will be approved by the Compensation Committee. The Compensation Committee does not believe that in general other components of our compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future, and therefore concluded that no further action with respect to qualifying this compensation for deductibility was necessary at this time. In the future, the Compensation Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility. The Compensation Committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

Stock Ownership Guidelines

At present, the Compensation Committee has not established any equity or security ownership requirements for its executive officers which is a policy that is reviewed annually as part of the regular review of our pay plans. The Compensation Committee believes that a large portion of executive officer compensation should be issued in the form of long-term equity incentive awards to encourage a focus on growth, profitability, stock price appreciation, insider ownership of stock and retention of executive officers. We prohibit hedging of economic risk of the executive officers’ ownership of our stock.

Summary Compensation Table

The following table sets forth information for fiscal year 2009 concerning the compensation of our “named executive officers” (as defined by SEC rules):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)		All Other Compensation ($)(3)	Total ($)
Helmut Wilke Senior Vice President, Worldwide Sales	2007	68,750	—	—	—	47,407	(4)	628	116,785
	2008	275,000	25,000	—	533,900	198,100	(5)	6,319	1,038,319
	2009	280,719	—	—	27,050	154,200	(6)	4,700	466,669

Mark A. Canepa (7) Former President, CEO and Director	2007	403,692	—	76,365	249,373	60,756		4,639	794,825
	2008	494,475	—	—	996,912	138,453		7,925	1,637,765
	2009	494,099	—	—	—	—		8,223	502,322

Karen M. Rogge (8) Former Senior Vice President and Chief Financial Officer	2007	87,500	—	—	—	52,500		—	140,000
	2008	350,000	25,000	—	480,510	84,000		5,655	945,165
	2009	347,813	4,000	—	27,050	—		4,825	383,688

Robert S. Schlossman (9) Former Senior Vice President and General Counsel	2007	—	—	—	—	—		—	—
	2008	21,462	—	—	—	—		240	21,702
	2009	268,313	—	—	135,250	—		4807	408,370

(1)	Performance-based bonuses are generally paid under our bonus plans and sales commission plan (as discussed under “Compensation Discussion and Analysis” elsewhere in this Proxy Statement) and reported as Non-Equity Incentive Plan Compensation. Except as otherwise noted, amounts reported as Bonus represent discretionary bonuses awarded by the Compensation Committee.
(2)	Amounts shown reflect the accounting expense recognized by us for financial statement reporting purposes in accordance with FAS 123(R), and do not reflect whether the named executive officer has actually realized a financial benefit from the award. For information on the assumptions used to calculate the value of the awards, refer to Note 7 of our consolidated financial statements in its Form 10-K for the fiscal year ended June 28, 2009, as filed with the SEC on August 28, 2009. In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(3)	Except as otherwise indicated, represents discretionary matching contributions made by us under our tax-qualified employee savings and retirement plan, commonly known as a 401(k) plan and contributions to group term life insurance. Our Board of Directors suspended the employer-matched component of our 401(k) retirement plan effective April 1, 2009.
(4)	Includes $40,806 of sales commissions earned under the 2007 SVP Sales Commission Plan.
(5)	Includes $166,600 of sales commission earned under the 2008 SVP Sales Commission Program.
(6)	Represents sales commissions earned under the 2009 SVP Sales Commission Plan.
(7)	Mr. Canepa resigned as our President, Chief Executive Officer and a member of our Board of Directors on October 20, 2009.
(8)	Ms. Rogge resigned as our Senior Vice President and Chief Financial Officer in July 2009, and Bob L. Corey was appointed as her successor effective July 21, 2009. Tabular information for Mr. Corey is not included herein as he was not a “named executive officer” during the fiscal year ended June 28, 2009. The terms of Mr. Corey’s offer letter of employment is described under Summary of Employment and Other Agreements, below.
(9)	As part of a reduction-in-force restructuring approved by our Board on October 20, 2009, Mr. Schlossman’s position as Senior Vice President and General Counsel was eliminated.

Summary of Employment and Other Agreements

The following is a description of employment and other agreements between us and the named executive officers:

Acting President and Chief Executive Officer, and Senior Vice President and Chief Financial Officer

Under an offer letter of employment to be our Senior Vice President, Finance and Chief Financial Officer, Mr. Corey is paid an annual base salary of $375,000, less applicable taxes and withholdings. He also is eligible to participate in our bonus plans with an annual target of 60% of his then current annual base salary. In addition, Mr. Corey was granted a one-time option to acquire 450,000 shares of our common stock with an exercise price equal to the closing price of our common stock on the grant date. One-fourth of these shares shall vest one year after the commencement of Mr. Corey’s employment with us, and the remaining shares will vest monthly over the following three years at a rate of 1/48th of the entire option each month, subject to Mr. Corey’s continued employment with us. The vesting of the shares subject to this option may be accelerated upon a change in control, pursuant to the terms and conditions of the Severance Plan. Mr. Corey’s offer letter provided him with the opportunity to choose to substitute a one-time restricted stock grant for a portion of the Option Grant, but Mr. Corey declined this opportunity.

Effective October 21, 2009, Mr. Corey was appointed as our Acting President and Chief Executive Officer. His employment letter was supplemented to include the offer of an additional one-time option to acquire 100,000 shares of our common stock with an exercise price equal to the closing price of our common stock on the grant date. In addition, in the absence of a change in our control, in the event that Mr. Corey’s employment is terminated without cause within 12 months of the appointment of a permanent President and Chief Executive Officer of us, subject to his execution of a release of claims against us, Mr. Corey is entitled to (i) 12 months of his base salary then in effect, (ii) acceleration of 12 months of vesting of the shares subject to outstanding equity inventive grants, (iii) a pro rata portion of his annual bonus target under our Executive Incentive Plan for the fiscal year in which such termination occurs, and (iv) reimbursement of 12 months of applicable COBRA healthcare premiums.

Senior Vice President, Worldwide Sales

On or about February 2007, we entered into an offer letter of employment with Mr. Wilke for service as our Senior Vice President, Worldwide Sales, with a start date of April 2, 2007. Pursuant to the terms the offer letter of employment, Mr. Wilke is to be paid an annual base salary of $275,000 (which the Compensation Committee increased to $285,000 effective October 1, 2008), less applicable taxes and withholdings, and he was eligible to participate in the 2007 Bonus Plan with an annual bonus target of $75,000 (which target amount was $78,000 for the 2009 Bonus Plan), and to participate in the 2007 SVP Sales Commission Plan with an annual commission target of $175,000 (which target amount was $183,000 for the 2009 SVP Sales Commission Plan), with each bonus to be pro-rated based on his length of time as a regular employee in our fiscal year 2007. In addition, Mr. Wilke was granted a one-time option to acquire 500,000 shares of our common stock at the current fair market value of our common stock as of August 3, 2007, the date of grant of the stock option. One-fourth of these shares shall vest one year after the commencement of Mr. Wilke’s employment with us, and the remaining shares will vest monthly over the following three years at a rate of 1/48th of the entire option each month, subject to Mr. Wilke’s continued employment with us. The vesting of the shares subject to this option may be accelerated upon a change in control, pursuant to the terms and conditions of the Severance Plan. Further, pursuant to the terms of the offer letter, Mr. Wilke is entitled to a lump sum payment equal to six months of his base salary at the time of termination in the event that we terminate Mr. Wilke’s employment for a reason other than “cause,” which is defined as including, but is not limited to, incidences of fraud or commission of a felony, failure to attend work on a regular basis, a material breach of our policies or failure to follow a specific written instruction from the President, CEO or the Board of Directors.

Former President, Chief Executive Officer and Director

Mr. Canepa resigned employment with us in October 2009. Prior to his resignation, under an offer letter of employment, Mr. Canepa was to be paid an annual base salary of $480,000 (which the Board increased to $499,300 effective October 1, 2007), less applicable taxes and withholdings. He also was eligible to participate in our bonus plans. In addition, Mr. Canepa was granted a one-time option to acquire 850,000 shares of our common stock the “Canepa Option”) at the current fair market value of our common stock as of August 30, 2006, his first date of employment with us. One-fourth of these shares vested one year after the commencement of Mr. Canepa’s employment with us, and the remaining shares vested monthly over the remaining period of his employment with us. Mr. Canepa also received a one-time grant of 100,000 restricted stock units (the “Canepa RSU”) that vested at the rate of 50% on August 15, 2008 and one-fourth of the remaining balance each six months thereafter for the remaining period of his employment with us. The vesting of the shares subject to the Canepa Option and the Canepa RSU could have been accelerated upon a change in control, pursuant to the terms and conditions of the Severance Plan (as defined below under “Executive Change in Control Severance Plan”). In addition, in the absence of a change in our control, in the event that Mr. Canepa’s employment was terminated without cause or suffered a material adverse change in his position or duties, subject to his execution of a release of claims against us, Mr. Canepa would have been entitled to (i) 12 months of his base salary then in effect, (ii) a pro rata portion of his annual bonus for that fiscal year, (iii) acceleration of 12 months of vesting of the shares subject to the Canepa Option and the Canepa RSU, and (iv) reimbursement of 12 months of COBRA premiums.

Former Senior Vice President and Chief Financial Officer

Ms. Rogge resigned employment with us in July 2009. Prior to her resignation, under an offer letter of employment, Ms. Rogge was paid an annual base salary of $350,000, less applicable taxes and withholdings, and was eligible to participate in our bonus plans. Ms. Rogge was granted a one-time option to acquire 450,000 shares of our common stock at the current fair market value of our common stock as of August 3, 2007, the date of the grant of the stock option. One-fourth of these shares vested one year after the commencement of Ms. Rogge’s employment with us, and the remaining shares vested monthly until her resignation on July 20, 2009 at a rate of 1/48th of the entire option each month. Ms. Rogge was entitled to a lump sum payment equal to six months of her base salary at the time of termination in the event that we terminated Ms. Rogge’s employment for a reason other than “cause,” which was defined as including, but is not limited to, incidences of fraud or commission of a felony, failure to attend work on a regular basis, a material breach of our policies or failure to follow a specific written instruction from the President, CEO or the Board of Directors. Following her resignation, Ms. Rogge is no longer entitled to any benefits under her offer letter or the Severance Plan

On July 31, 2009, we entered into a Resignation and Consulting Agreement and General Release of Claims with Ms. Rogge. Under the terms of this agreement, we have provided Ms. Rogge with a payment of $175,000 (an amount equal to six months’ base salary at the time of Ms. Rogge’s resignation), less applicable withholding, in consideration for a release of claims. In addition, we and Ms. Rogge agreed that, when and if requested by us, Ms. Rogge will provide consulting services to us as an independent contractor during the six-month period following her resignation. In consideration for these services, Ms. Rogge will be paid $200 per hour for any hours of consulting services that she actually provides to us.

Former Senior Vice President and General Counsel

Mr. Schlossman’s position with us was eliminated under a restructuring plan that included a reduction in force and was approved by our Board on October 20, 2009. Under an offer letter of employment, Mr. Schlossman was to be paid an annual base salary of $270,000, less applicable taxes and withholdings, and was eligible to participate in our bonus plans. Mr. Schlossman was granted a one-time option to acquire 250,000 shares of our common stock at the current fair market value of our common stock as of November 5, 2008, the date of grant of the stock option. One-fourth of these shares vested one year after the commencement of Mr. Schlossman’s employment with us, and the remaining shares vested monthly over the following three years at a rate of 1/48th of the entire option each month, subject to Mr. Schlossman’s continued employment with us.

The vesting of the shares subject to this option could have been accelerated upon a change in control, pursuant to the terms and conditions of the Severance Plan.

Executive Change in Control Severance Plan

On February 8, 2006, the independent members of our Board, upon the recommendation of the Compensation Committee, approved the terms of an Executive Change in Control Severance Plan in order to ensure retention of key personnel and continuity of the business in the event of a change in control of the business. On August 7, 2008, the independent members of the Board, upon the recommendation of the Compensation Committee, approved an amendment and restatement of the Executive Change in Control Severance Plan (the “Severance Plan”).

Cash Compensation and Benefits

Under the Severance Plan, severance compensation, health care and other benefits are provided to a Severance Plan participant if the participant is terminated without cause or resigns as a result of certain adverse circumstances described in the Severance Plan within 12 months after a change in control (a “Double Trigger Termination”). The amount of this severance compensation that would be provided to a participant is equal to that participant’s then current salary and target bonus for the applicable “severance benefit period.” The Compensation Committee has established that the severance benefit period for participants will be 18 months in the case of the chief executive officer, 12 months in the case of officers who report directly to the chief executive officer and 6 months in the case of eligible vice presidents designated by the Compensation Committee. In addition, the severance benefit period establishes the period of time during which health care and other benefits are provided to a participant.

Equity Awards

The Severance Plan provides that equity awards granted prior to August 7, 2008 (the effective date of the amendment to the plan) with respect to individuals who were Participants as of that date and certain other equity awards as determined by the Compensation Committee at the time of grant are treated as follows in the event of a Change in our Control:

•	if the participant’s options and stock appreciation rights (“SARs”) are not assumed or otherwise continued by the acquirer, 100% accelerated vesting will occur;

•

if the participant is not terminated and the acquirer assumes the participant’s outstanding options and SARs, the vesting of fifty percent (50%) of the participant’s then unvested options and SARs would accelerate as of the date of the change in control and the remainder of the participant’s unvested options and SARs would vest in equal monthly installments over a period equal to one half of the remainder of the participant’s original vesting schedule.

•	if the participant is terminated and the participant’s options and SARs are assumed or otherwise continued by the acquirer, 100% acceleration of vesting of all options and SARs will occur; and

•	the vesting of all other awards, including restricted stock and restricted stock units would accelerate in full upon a change in control.

However, the Severance Plan further provides that, unless otherwise determined by the Compensation Committee at the time of grant, equity awards granted after August 7, 2008 (the effective date of the amendment to the plan) to participants are treated as follows in the event of a change of our control:

•

if equity awards are not assumed or otherwise continued by the acquirer, accelerated vesting will occur only with respect to the number of months in the applicable participant’s severance benefit period (as defined above);

•	if equity awards are assumed or otherwise continued by the acquirer, acceleration of vesting of these awards will occur only upon a Double Trigger Termination, and then will accelerate 100%; and

•	all equity awards are treated the same under the plan in the event of a Change of Control.

In the event that any payment or benefit received or to be received by a participant under the Severance Plan or otherwise (collectively, the “Payments”) would subject the participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such Payments as an excess parachute payment under Section 280G of the Code, then, notwithstanding the other provisions of the Severance Plan, the amount of such Payments will not exceed the amount which produces the greatest after-tax benefit to the participant. The Severance Plan does not provide for payment of any applicable excise tax by us or other “gross-up” payments to offset the impact of any applicable excise tax.

Definitions

For purposes of the Severance Plan, the following definitions apply:

“Cause” means the occurrence of any of the following: (i) the participant’s theft, dishonesty, misconduct, breach of fiduciary duty for personal profit, or falsification of any our documents or records; (ii) the participant’s material failure to abide by our code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (3) misconduct by the participant within the scope of Section 304 of the Sarbanes-Oxley Act of 2002 as a result of which of we are required to prepare an accounting restatement; (4) the participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of ours (including, without limitation, the participant’s improper use or disclosure of our confidential or proprietary information); (5) any intentional act by the participant which has a material detrimental effect on our reputation or business; (6) the participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from us of, and a reasonable opportunity to cure, such failure or inability; (7) any material breach by the participant of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement between the participant and us, which breach is not cured pursuant to the terms of such agreement; or (8) the participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the participant’s ability to perform his or her duties with us.

“Change in our Control” means the occurrence of any of the following:

•

any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding our securities under an employee benefit plan, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of our securities representing more than fifty percent (50%) of the total combined voting power of our then-outstanding securities entitled to vote generally in the election of directors;

•

we are party to a merger or consolidation which results in the holders of our voting securities outstanding immediately prior thereto failing to retain immediately after such merger or consolidation direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the securities entitled to vote generally in the election of our directors or the surviving entity outstanding immediately after such merger or consolidation;

•	the sale or disposition of all or substantially all of our assets or consummation of any transaction having similar effect (other than a sale or disposition to one or more of our subsidiaries); or

•

a change in the composition of the Board within any twelve (12) month period as a result of which fewer than a majority of the directors are Incumbent Directors (defined as a director who either (i) is a member of the Board as of February 8, 2006, or (ii) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but (iii) was not elected or nominated in connection with an actual or threatened proxy contest relating to the election of our directors.);

provided; however, that to the extent that any amount constituting nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), would become payable under the Severance Plan by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of us, or a change in the ownership of a substantial portion of our assets, within the meaning of Section 409A of the Code.

Indemnity Agreements

We entered into indemnification agreements with our executive officers and directors. These indemnification agreements require us to indemnify these individuals to the fullest extent permitted by law.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to stock and option awards and other plan-based awards, including non-equity incentive awards, granted during the fiscal year ended June 28, 2009 to our named executive officers. For a narrative description of the various plan-based awards set forth in the following table, see “Compensation Discussion and Analysis” elsewhere in this Proxy Statement.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)					All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)
			Threshold ($)	Target ($)		Maximum ($)(2)
Helmut Wilke
Non-Equity Incentive Cash Payment			0	261,000	(4)	339,000	(5)
Stock Award			—	—		—		—	—	—	—
Option Award	11/5/2008	10/28/2008	—	—		—		—	50,000	$2.05	27,050

Mark A. Canepa
Non-Equity Incentive Cash Payment			0	419,984		839,968
Stock Award			—	—		—		—	—	—	—
Option Award			—	—		—		—	—	—	—

Karen M. Rogge
Non-Equity Incentive Cash Payment			0	208,688		417,376
Stock Award			—	—		—		—	—	—	—
Option Award	11/5/2008	10/28/2008	—	—		—		—	50,000	$2.05	27,050

Robert S. Schlossman
Non-Equity Incentive Cash Payment			0	107,325		214,650
Stock Award			—	—		—		—	—	—	—
Option Award	11/5/2008	10/28/2008	—	—		—		—	250,000	$2.05	135,250

(1)	Our annual cash incentives usually are (and, in fiscal year 2009, were) based upon threshold, target and maximum payout amounts set by the Board of Directors, upon the recommendation of the Compensation Committee, at the beginning of each fiscal year. See “2009 Bonus Plan” in the “Compensation Discussion and Analysis” section elsewhere in this Proxy Statement. The actual amounts earned by each named executive officer for fiscal year 2009 is set forth in the Summary Compensation Table elsewhere in this Proxy Statement under the heading “Non-Equity Incentive Plan Compensation.”
(2)	Under the 2009 Bonus Plan, the maximum amount payable if results exceed objectives was 200% for the named executive officers.
(3)	The grant date fair value is generally the amount we would expense in our financial statements over the award’s service period in accordance with FAS 123R, but does not include a reduction for forfeitures.
(4)	Includes $78,000 target bonus under the 2009 Bonus Plan and $183,000 target bonus under the 2009 SVP Sales Commission Plan.
(5)	Includes maximum amount payable of $156,000 under the 2009 Bonus Plan and $183,000 target bonus under the 2009 SVP Sales Commission Plan. There was no maximum amount payable under the 2008 SVP Sales Commission Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the value of all unexercised options previously awarded to our named executive officers as of June 28, 2009.

OUTSTANDING EQUITY AWARDS

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Helmut Wilke	270,833	229,167	(1)	$3.74	8/3/2017
	8,333	41,667	(3)	$2.05	11/5/2018

Mark A. Canepa	584,375	265,625	(1)	$3.65	8/30/2016	37,500	(2)	$76,125.00
	175,000	665,000	(4)	$4.25	10/26/2017

Karen M. Rogge	243,750	206,250	(1)	$3.74	8/3/2017
	8,333	41,667	(3)	$2.05	11/5/2018

Robert S. Schlossman	67,708	182,292	(1)	$2.05	11/5/2018

(1)	Vest ratably over a four year period, with one-year cliff vesting upon the first anniversary of the executive’s start date, and monthly thereafter, subject to the named executive officer’s continued employment.
(2)	Vest monthly over a four year period following the date of grant at a rate of 1/48th of the entire option each month, subject to the officer’s continued employment.
(3)	50,000 shares vested on August 15, 2008. 12,500 shares vest every six months beginning on February 15, 2009 and ending on August 15, 2010, subject to the named executive officer’s continued employment.
(4)

420,000 shares subject to the options vest ratably on a monthly basis over a four year period, subject to the named executive officer’s continued employment. The remaining 420,000 shares subject to the options vest over five years as follows: none of the shares vest in the first or second year following the date of grant and the remaining shares vest annually at a rate of 1/3rd of the entire option per year over the remaining three year vesting period subject to the named executive officer’s continued employment.

Option Exercises and Stock Vested During Last Fiscal Year

The following table sets forth certain information concerning option exercises by our named executive officers and vesting of our common stock held by them during the fiscal year ended June 28, 2009.

OPTION EXERCISES AND STOCK VESTED

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Helmut Wilke	—	—	—	—
Mark A. Canepa	—	—	62,500	$195,375
Karen M. Rogge	—	—	—	—
Robert S. Schlossman	—	—	—	—

(1)	Represents the amount realized based on the market price of our common stock on the vesting date.

Pension Benefits and Nonqualified Deferred Compensation Plans

We do not have any plans with any of the named executive officers that provide for payments or other benefits at, following, or in connection with retirement. We also do not have any defined contribution or other plan with any of the named executive officers that provides for the deferral of compensation on a basis that is not tax qualified.

Potential Payments upon Termination or Change in Control

We have entered into the following agreements that may require us to provide compensation to the named executive officers in the event of a termination of employment or a change in control of Extreme Networks:

•

Offer letters of employment with each of Mr. Wilke, Mr. Canepa, Ms. Rogge and Mr. Schlossman. Due to the resignation of both Mr. Canepa and Ms. Rogge, the provisions in their offer letters are no longer in effect. In addition, we have entered into an offer letter of employment with Mr. Corey who was appointed as our Chief Financial Officer in July 2009, which offer letter was supplemented on October 20, 2009 when Mr. Corey also was appointed as our Interim President and Chief Executive Officer.

•	The Severance Plan (as defined above).

These agreements, including the circumstances that would trigger payments or the provision of other benefits thereunder, and any material conditions and obligations applicable to the recipient of payments and benefits thereunder, are described in “Summary of Employment and Other Agreements” elsewhere in this “Executive Compensation” section of this Proxy Statement.

The following table describes the potential payments upon involuntary termination, whether or not within one year following a change in our control, for each of the named executive officers, under the certain assumptions set forth in the footnotes to the table. Note that except as expressly noted, these assumptions are not actually in effect.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Name and Category of Payment	Potential Payments upon Termination Other Than for Cause ($)(1)		Potential Payments Following Change in Control without Termination Other Than for Cause ($)(2)		Potential Payments upon Termination Other Than for Cause Following Change in Control ($)(3)
Helmut Wilke
Salary(4)	$142,500	(5)	$—		$285,000	(6)
Bonus	$—		$—		$261,000	(7)
Equity award vesting acceleration(8)	$—		$—		$—
Health and welfare benefits	$—		$—		$6,201	(9)

Total	$142,500		$—		$552,201

Mark A. Canepa
Salary(4)	$499,300	(10)	$—		$748,950	(6)
Bonus	$424,405	(11)	$—		$636,608	(7)
Equity award vesting acceleration(8)	$50,750	(12)	$76,125	(13)	$76,125	(14)
Health and welfare benefits	$9,395	(15)	$—		$14,093	(9)

Total	$983,850		$76,125		$1,475,776

Karen M. Rogge(16)
Salary(4)	$175,000	(17)	$—		$350,000	(6)
Bonus	$—		$—		$210,000	(7)
Equity award vesting acceleration(8)	$—		$—		$—
Health and welfare benefits	$—		$—		$6,200	(9)
Total	$175,000		$—		$566,200

Robert S. Schlossman(18)
Salary(4)	$—		$—		$270,000	(6)
Bonus	$—		$—		$108,000	(7)
Equity award vesting acceleration(8)	$—		$—		$—
Health and welfare benefits	$—		$—		$19,055	(9)
Total	$—		$—		$397,055

(1)	Assumes termination without cause as of June 26, 2009 (the last business day of our last fiscal year), not within one year after a change in control. For purposes hereof, “cause” is defined as described, as applicable to each officer, in the “Summary of Employment and Other Agreements” section of this Proxy Statement. As a condition to receiving any benefits under this column, the applicable named executive officer is required to execute a general release of known and unknown claims in a form satisfactory to us.
(2)	Assumes a hypothetical change in control as of June 26, 2009 (the last business day of our last fiscal year), with no termination without cause within one year after the change in control. Also assumes that the company acquiring us in the hypothetical change in control did not assume or substitute equivalent replacements for the outstanding equity awards of the participants in the Severance Plan.
(3)	Assumes termination without cause as of June 26, 2009 (the last business day of our last fiscal year), within one year after a change in control.

(4)	The amounts listed in these rows do not include the payment of accrued salary that would be due upon termination of employment, are not adjusted for any applicable tax withholding, and do not include portions of bonuses that may be payable on a pro-rated basis based on the amount earned as of the time of the termination of employment.
(5)	Under his offer letter of employment, in the absence of a change in our control, in the event that Mr. Wilke’s employment is terminated without cause, Mr. Wilke will be entitled to six months of his base salary then in effect.
(6)	Under the Severance Plan, if a participant in the Severance Plan is terminated without cause or resigns as a result of certain adverse circumstances described in the Severance Plan within 12 months after a change in control, among other things, the participant would be entitled to a lump sum payment in an amount equal to the aggregate amount of his monthly salary for a period of 18 months in the case of the chief executive officer and 12 months in the cases of the other named executive officers.
(7)	Under the Severance Plan, if a participant in the Severance Plan is terminated without cause or resigns as a result of certain adverse circumstances described in the Severance Plan within 12 months after a change in control, among other things, the participant would be entitled to a lump sum bonus payment for a period of 18 months in the case of the chief executive officer and 12 months in the cases of the other named executive officers with the applicable annual bonus amount to be based upon the aggregate of all annual incentive bonuses that would have been earned by the participant for the fiscal year of termination of employment, determined as if 100% of all applicable performance goals were achieved.
(8)	Assumes a price per share of our common stock equal to $2.03, the closing market price on June 26, 2009 (the last business day of our last fiscal year). In the case of shares of common stock or restricted stock units, represents the aggregate value of all shares that would be accelerated. In the case of stock options, represents the aggregate spread (i.e. the difference between the exercise price and the closing price of our common stock on June 26, 2009) with respect to all options that would be accelerated. The exercise price of all stock options held by our named executive officers as of June 26, 2009 was greater than $2.03 resulting in no aggregate spread value for these stock options.
(9)	Under the Severance Plan, if a participant in the Severance Plan is terminated without cause or resigns as a result of certain adverse circumstances described in the Severance Plan within 12 months after a change in control, among other things, the participant is entitled to reimbursement of 18 months of COBRA premiums in the case of the chief executive officer and 12 months of COBRA premiums in the cases of the other named executive officers. Assumes our payment of all premiums necessary to cover the applicable officer from June 26, 2009 until the 18 or 12 month anniversary thereof, as applicable, assuming that the applicable officer was covered under our group health plan as of June 26, 2009, that the officer timely elected to continue these benefits until the 18 or 12 month anniversary thereof, as applicable, and that premiums remain at the amounts in effect as of June 26, 2009.
(10)	Prior to his resignation of employment, Mr. Canepa would have been entitled under his offer letter of employment with us, in the absence of a change in our control, in the event that Mr. Canepa’s employment was terminated without cause or suffered a material adverse change in his position or duties, subject to his execution of a release of claims against us, among other things, 12 months of his base salary then in effect.
(11)	Prior to his resignation of employment, Mr. Canepa would have been entitled to, under his offer letter of employment with us, in the absence of a change in our control, in the event that Mr. Canepa’s employment was terminated without cause or suffered a material adverse change in his position or duties, subject to his execution of a release of claims against us, among other things, a pro rata portion of his annual bonus for that fiscal year. Mr. Canepa’s target bonus percentage for fiscal year 2009 was 85% of his annual salary then in effect.
(12)	Prior to his resignation of employment, Mr. Canepa would have been entitled to, under his offer letter of employment with us, in the absence of a change in our control, in the event that Mr. Canepa’s employment was terminated without cause or suffered a material adverse change in his position or duties, subject to his execution of a release of claims against us, among other things, acceleration of 12 months of vesting of the shares subject to the Canepa Option and the Canepa RSU.
(13)	Under the Severance Plan, the Canepa RSU will accelerate in full as of the hypothetical change in control as of June 26, 2009.

(14)	Under the Severance Plan, if a participant in the Severance Plan is terminated without cause or resigns as a result of certain adverse circumstances described in the Severance Plan within 12 months after a change in control, among other things, the vesting and exercisability of options, SARs and all other awards, including restricted stock and restricted stock units, held by the participant would accelerate in full.
(15)	Prior to his resignation of employment, Mr. Canepa would have been entitled to, under his offer letter of employment with us, in the absence of a change in our control, in the event that Mr. Canepa’s employment was terminated without cause or suffered a material adverse change in his position or duties, subject to his execution of a release of claims against us, among other things, reimbursement of 12 months of COBRA premiums. Assumes our payment of all premiums necessary to cover Mr. Canepa from June 26, 2009 until June 30, 2010, assuming that Mr. Canepa was covered under our group health plan as of June 26, 2009, that he timely elected to continue such benefits until June 30, 2010, and that premiums remain at the amounts in effect as of June 26, 2009.
(16)	Ms. Rogge resigned as an employee and officer, effective July 20, 2009. As a result, she is no longer entitled to any benefits under her offer letter or the Severance Plan.
(17)	Prior to her resignation, Ms. Rogge was entitled, under her offer letter of employment, to six months of her base salary then in effect in the event that her employment was terminated without cause in the absence of a change in our control.
(18)	Mr. Schlossman’s position was eliminated under a restructuring plan that included a reduction in force and was approved by our Board on October 20, 2009.

Compensation Committee Interlocks and Insider Participation

See “Compensation Committee Interlocks and Insider Participation” under “Corporate Governance” elsewhere in this Proxy Statement, which is hereby incorporated by reference into this “Executive Compensation” section of this Proxy Statement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Actual or Potential Conflicts of Interest

Except as otherwise disclosed above, in the section entitled “Executive Compensation and Other Matters” section of this Proxy Statement or below here, during the fiscal year ended June 28, 2009, there was not, nor is there currently proposed, any transaction or series of similar transactions to which we are or will be a party in which the amount involved exceeds $120,000, and in which any executive officer, director or holder of more than 5% of any class of voting securities of us and members of that person’s immediate family had or will have a direct or indirect material interest.

Gordon L. Stitt, Chairman of our Board of our Directors, joined us as a part-time employee in a market development role under an offer letter date July 3, 2009 under which he is to devote 60% of his time to his consulting duties for a period of one year and shall be paid an aggregate salary of $300,000.

In September 2008, we purchased 28,571,428 of our shares at a price of $3.50 per share through a modified reverse “Dutch” auction tender offer. All of our stockholders were eligible to participate in this tender offer, although none of our executive officers or directors chose to tender any of their shares.

Reporting, Review and Approval of Related Party Transactions

Pursuant to the charter of the Audit Committee, the Audit Committee has the responsibility and duty to approve all related-party transactions after reviewing each transaction for potential conflicts of interests and other improprieties. Pursuant to our Code of Business Conduct and Ethics:

•

Each employee, including each executive officer, is prohibited from engaging in activities that compete with us or compromise our interests unless first notifying our General Counsel or our Vice President,

Human Resources, and obtaining a waiver in writing in each instance. Each employee is required to inform his or her manager or our legal department of any conflict of interest, and is encouraged to consult with his or her manager or our legal department if the employee becomes aware of any conflict or potential conflict, or has a question as to a potential conflict.

•

Each member of our Board of Directors is prohibited from participating in any activities that are contrary to our interests, or which interfere with the director’s ability to perform his or her duties objectively and effectively, or which interfere with the director’s duty of loyalty to us and our stockholders. Each member of the Board is required to disclose to the Board any potential conflict of interest regarding or personal interest in any transaction the Board is considering. As to any potential conflict, the independent directors will consult, as appropriate, with management and counsel in assessing the potential conflict, and the appropriate action or procedure for addressing or avoiding the potential conflict. A director will recuse him or herself from participation in any deliberation or decision regarding a matter or transaction in which there is a conflict of interest between our interests and the director’s personal interests or the interests of any other entity to which the director provides services. In the event a director becomes aware of any potential corporate opportunity that the director believes would have any direct or indirect value to us, the director is required to advise the Chief Executive Officer or the Board of Directors of the opportunity. In addition, each director will notify the Board of Directors of any outside board seats, public or private, on which the director has agreed to serve. Related party transactions in which a director may be involved are subject to the review of the Audit Committee.

•

The Code of Business Conduct and Ethics provides the following non-exhaustive list of examples of actual or potential conflicts with respect to the persons subject to the Code of Business Conduct and Ethics (a “Subject Person”):

•	receipt, by a Subject Person or a member of his or her family, of improper personal benefits as a result of the Subject Person’s position with us;

•	use by the Subject Person of our property for his or her personal benefit;

•	engagement by the Subject Person in activities that interfere with the Subject Person’s loyalty to us or his or her ability to perform duties or responsibilities effectively;
•	work by a Subject Person simultaneously (whether as an employee or a consultant) for a competitor, customer or supplier;

•

a Subject Person, or a member of his or her family, having a financial interest in a customer, supplier or competitor which is significant enough to cause divided loyalty with us, or the appearance of divided loyalty (with the significance of a financial interest depending on many factors, such as size of investment in relation to the Subject Person’s income, net worth and/or financial needs, the Subject Person’s potential to influence decisions that could impact the Subject Person’s interests, and the nature of the business or level of competition between us and the supplier, customer or competitor);

•

acquisition, by a Subject Person or a member of his or her family, of an interest in property (such as real estate, patent or other intellectual property rights or securities) in which the Subject Person has reason to know we have, or might have, a legitimate interest;

•

receipt, by a Subject Person or a member of his or her family, of a loan or a guarantee of a loan from a customer, supplier or competitor (other than a loan from a financial institution made in the ordinary course of business and on an arm’s-length basis);

•

a Subject Person’s divulging or using our confidential information – such as financial data, customer information, or computer programs – for the Subject Person’s own personal or business purposes that are not first approved by our VP General Counsel or VP Human Resources in writing;

•	a Subject Person’s making gifts or payments, or providing special favors, to customers, suppliers or competitors (or their immediate family members) with a value significant enough to cause the customer, supplier or competitor to make a purchase, or take or forego other action, which is beneficial to us and which the customer, supplier or competitor would not otherwise have taken;

•	a Subject Person’s being given the right to buy stock in other companies or receipt of cash or other payments in return for promoting the services of an advisor, such as an investment banker, to us;

•	a Subject Person’s, or his or her family member’s, solicitation or acceptance of valuable gifts, payments, special favors or other consideration from customers, suppliers or competitors; and

•	a Subject Person’s giving or receipt or gifts not in compliance with the Foreign Corrupt Practices Act.

Indebtedness of Management

No director, executive officer, member of such person’s immediate family, corporation or organization of which such person is an executive officer or partner or is the beneficial owner of 10% or more of any class of equity securities, or trust or other estate in which any such person has a substantial beneficial interest or serves as a trustee, has been indebted to us or any of its subsidiaries at any time during fiscal year 2009 in an amount in excess of $60,000, other than as may be described in this “Certain Relationships and Related Transactions” section of this Proxy Statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person. Based solely on our review of the forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and persons who beneficially own more than 10% of our common stock were complied with in the fiscal year ended June 28, 2009.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain two compensation plans that provide for the issuance of our common stock to officers and other employees, directors and consultants. These consist of the 2005 Plan and Purchase Plan, which have been approved by our stockholders. The Purchase Plan was adopted by our Board of Directors in January 1999, and was approved by our stockholders in February 1999. The 2005 Plan was adopted by our Board of Directors on October 20, 2005, and was approved by our stockholders on December 2, 2005. The 2005 Plan replaces the 1996 Plan, the 2000 Plan and the 2001 Plan. The 2005 Plan expressly provides that, without the approval of a majority of the votes cast in person or by proxy at a meeting of our stockholders, the administrator of the 2005 Plan (the Compensation Committee or other committee or subcommittee of the Board of Directors or, in the absence of a committee, the Board of Directors) may not provide for either the cancellation of outstanding options or stock appreciation rights in exchange for the grant of new options or stock appreciation rights at a lower exercise price or the amendment of outstanding options or stock appreciation rights to reduce the exercise price.

The following table summarizes our equity compensation plans as of June 28, 2009:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (1)
Equity compensation plans approved by security holders	17,536,410	(2)	$4.2915	12,601,560	(3)
Equity compensation plans not approved by security holders	830,989	(4)	$8.0421	—
Totals	18,367,395		$4.4612	12,601,560

(1)	Effective as of December 2, 2005, the 1996 Plan, the 2000 Plan and the 2001 Plan were terminated, and 11,000,000 shares subject to awards that remained outstanding under these Plans as of that date and which subsequently terminated without having been exercised were added to the shares available under the 2005 Plan.
(2)	Of this amount, options for 11,346,915 and 729,750 shares of restricted stock were outstanding under the 2005 Plan, and options for 5,459,741 were outstanding under the 1996 Plan.
(3)	Of this amount 4,437,084 shares were available for issuance under the Purchase Plan and 8,164,476 shares were available for issuance under the 2005 Plan.
(4)	Of this amount, options for 355,302 shares were outstanding under the 2000 Plan and options for 475,687 were issued under the 2001 Plan. Excludes 1,956 outstanding options with an average exercise price of $1.193 that were assumed in connection with acquisitions. No additional options are available for future issuance under the acquired plans.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of the Securities and Exchange Commission’s Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement. The material in this report shall not be deemed to be “soliciting material” or “filed” with the Securities and Exchange Commission, will be deemed “furnished” in this Proxy Statement, and will not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, as a result of furnishing the disclosure in this manner.

COMPENSATION COMMITTEE

Charles Carinalli, Chairman

John C. Shoemaker

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the quality of our financial statements and our financial reporting on behalf of the Board of Directors. Management has the primary responsibility for the financial statements, maintaining appropriate accounting and financial reporting principles and policies and the reporting process, including internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Ernst & Young LLP, our independent registered public accounting firm, is responsible for expressing opinions on our annual financial statements and our internal control over financial reporting as of the end of the fiscal year. It is not the duty or responsibility of the Audit Committee or its members to conduct any type of auditing or accounting review or procedure, and each member of the Audit Committee relies on the integrity of those persons and organizations within and outside Extreme Networks from whom it receives information and the accuracy of the financial and other information provided to the Audit Committee.

The members of the Audit Committee during the fiscal year ended June 28, 2009 were Messrs. Charles Carinalli, Bob L. Corey, John H. Kispert, Harry Silverglide and John C. Shoemaker. Mr. Corey resigned as a director and as Chairman of the Audit Committee, effective July 20, 2009, and Mr. Kispert was appointed Chairman of the Audit Committee effective July 21, 2009. At all times the Audit Committee has consisted of at least three directors each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards for The NASDAQ Stock Market. The Board has determined that Mr. Kispert and Mr. Corey are audit committee financial experts as such term is defined in the rules of the SEC.

The Audit Committee has discussed and reviewed with the independent auditors all matters required to be discussed under Statement on Auditing Standards No. 61, Communication with Audit Committees, SEC rules and other professional standards. The Audit Committee has received from the independent auditors a formal written statement describing all relationships between the auditors and Extreme Networks that might bear on the auditors’ independence consistent with rule 3526 of the Public Company Accounting Oversight Board “Communications with Audit Committee concerning independence,” discussed with the independent auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the independent auditors’ independence.

The Audit Committee discussed with our independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their audit of our financial statements and our internal control over financial reporting as of the end of the fiscal year, our internal audits and the overall quality of our financial reporting. Additionally, the Audit Committee has discussed and reviewed with management the audited financial statements and management’s report on internal control over financial reporting as of the end of the fiscal year.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended June 28, 2009 for filing with the SEC. The Audit Committee and the Board of Directors have also recommended ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 27, 2010.

The aggregate fees billed for professional services rendered for the audit of our annual financial statements and our internal control over financial reporting as of the end of the fiscal year by Ernst & Young LLP for fiscal year 2009 and for their review of the unaudited interim financial statements included in our Quarterly Reports on Forms 10-Q for fiscal year 2009, including accounting consultations on matters addressed during the annual audit and interim reviews were $1,438,000. The aggregate fees billed for professional services rendered by Ernst & Young LLP, other than the audit and audit-related fees, were $175,000. These fees were for professional services including domestic and foreign tax-planning, consultation, special projects and tax return preparation, and procedures related to the filing of corporate documents.

AUDIT COMMITTEE

John H. Kispert, Chairman

Charles Carinalli

John C. Shoemaker

Harry Silverglide

The foregoing Audit Committee Report shall not be deemed to be incorporated by reference into any filing of Extreme Networks under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Extreme Networks specifically incorporates such information by reference.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Stockholder proposals may be brought before an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in the rules of the SEC. Under our bylaws, in order for a stockholder proposal to be properly brought before any annual meeting, the proposal must be timely and received at our principal executive offices, addressed to the Secretary, not later than                     , 2010, or 120 days prior to the one-year anniversary of this year’s mailing date for the Proxy Statement. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices, not later than                     , 2010. If no annual meeting was held in the previous year, the date of the annual meeting has been advanced by more than 30 calendar days from the date contemplated at the time of the previous year’s Proxy Statement or the proposal is for a special meeting, stockholder proposals may be brought not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.

If a stockholder proposal is brought before the 2010 annual meeting of stockholders, our management proxy holders will be authorized by our proxy form to vote for or against the proposal, in their discretion, if we provide information in our 2010 Proxy Statement (a) regarding the nature of the matter and (b) advising stockholders how management intends to exercise its discretion to vote on the matter.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2009 Annual Meeting, other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the person named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

COMMUNICATING WITH EXTREME NETWORKS

You can obtain information about us by one of the following methods:

1. Our home page on the Internet, located at www.extremenetworks.com, gives you access to product and marketing information, in addition to recent press releases, financial information and stock quotes, as well as links to our filings with the SEC. Online versions of this Proxy Statement, our 2009 Annual Report on Form 10-K, and our letter to stockholders are located at http://investor.extremenetworks.com/.

2. To have information such as our latest quarterly earnings release, Annual Report on Form 10-K, or Quarterly Report on Form 10-Q mailed to you, please contact our Investor Relations at (408) 579-3030.

For other questions that you wish to direct via telephone, you may contact our Investor Relations department at (408) 579-3030.

Should you wish to send correspondence, you may send it either to (1) our Investor Relations department, or (2) if you wish for your correspondence to directly reach our Board of Directors, you may send it to our Lead Director, who has been selected by our independent directors to receive, distribute and arrange responses for communications from our stockholders to our Board of Directors.

In sending any correspondence, you should use the following address:

Extreme Networks, Inc. 3585 Monroe Street Santa Clara, CA 95051 Attn: Investor Relations -or- Attn: Lead Director

We encourage you to conserve natural resources, as well as reduce printing and mailing costs, by signing up for electronic delivery of stockholder communications at http://investor.extremenetworks.com/. For more information, see “Electronic Delivery of Stockholder Communications.”

BY ORDER OF THE BOARD OF DIRECTORS

Bob L. Corey Acting President and Chief Executive Officer Senior Vice President, Finance and Chief Financial Officer

                    , 2009

EXTREME NETWORKS, INC.

Proxy for the Annual Meeting of Stockholders

To be held on Wednesday, December 23, 2009

Solicited by the Board of Directors

The undersigned hereby appoints Bob L. Corey and Diane C. Honda, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Extreme Networks, Inc., a Delaware corporation, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Extreme Networks, Inc. to be held at the Executive Briefing Center, Extreme Networks, Inc., 3585 Monroe Street, Santa Clara, California 95051, on Wednesday, December 23, 2009 at 2:00 p.m. local time, and at any adjournment or postponement thereof (i) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Extreme Networks Proxy Statement dated             , 2009 (the “Proxy Statement”), receipt of which is hereby acknowledged, and (ii) in their discretion upon such other matters as may properly come before the meeting.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4 SET FORTH IN THE PROXY STATEMENT.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE

SIDE

☒	Please mark votes as in this example

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

A vote FOR the following proposals is recommended by the Board of Directors:

i. To elect the Class II directors to hold office for a three-year term and until their successors are elected and qualified or until their earlier resignation or removal:

John H. Kispert

Edward B. Meyercord, III

Harry Silverglide

☐	FOR	☐	WITHHOLD ALL	☐	FOR ALL EXCEPT

(INSTRUCTION: To withhold authority to vote for the nominee, mark “FOR ALL EXCEPT” and write the nominee’s name in the line below:                                               .

ii. To ratify the appointment of Ernst & Young LLP, independent registered public accounting firm, as Extreme Networks, Inc.’s independent auditors for the fiscal year ending June 27, 2010.

☐	FOR	☐	AGAINST	☐	ABSTAIN

iii. To approve a voluntary program that will permit eligible employees to exchange certain outstanding stock options that are “underwater” for a lesser number of shares of restricted stock units to be granted under the Extreme Networks 2005 Equity Incentive Plan (the “2005 Plan”) and, with respect to stock options that are more substantially underwater, a cash payment.

☐	FOR	☐	AGAINST	☐	ABSTAIN

iv. To approve an amendment to the 2005 Plan to increase the shares of common stock reserved for issuance under the 2005 Plan by 4 million shares from 23 million shares to 27 million shares.

☐	FOR	☐	AGAINST	☐	ABSTAIN

v. The transaction of such other business as may properly come before the meeting.

FOR ADDRESS CHANGES PLEASE CHECK THIS BOX AND WRITE THEM ON BACK WHERE INDICATED	☐	PLEASE INDICATE IF YOU PLAN TO ATTEND THE MEETING	☐ YES	☐ NO

Please sign here. If shares of stock are held jointly, both or all of such persons should sign. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full titles in such capacity.	Signature [Please Sign Within Box] Signature (Joint Owners):	Date: Date: